September 13, 2000
McBride Baker & Coles

Exhibit 2(a)


                    STOCK PURCHASE AGREEMENT



                          by and among



                    MINI CROWN FUNDING CORP.,
                            ("Buyer")

        Its parent, SOVEREIGN SPECIALTY CHEMICALS, INC.,
                           ("Parent")

                    IMPERIAL ADHESIVES, INC.
                          ("Imperial")



                               and



                         NS GROUP, INC.
                           ("Seller")













                 Dated as of September 13, 2000







                        TABLE OF CONTENTS

                                                             Page
1.   Definitions                                                1
2.   Purchase and Sale of the Imperial Shares                   9
     (a)  Basic Transaction                                     9
     (b)  Purchase Price                                        9
     (c)  Working Capital Adjustment                            9
     (d)  The Closing                                           9
     (e)  Deliveries at the Closing                            10
     (f)  Closing Audit                                        11
     (g)  Post-Closing Purchase Price Adjustment               11
3.   Representations and Warranties Concerning the
     Transaction                                               12
     (a)  Representations and Warranties of Seller             12
     (b)  Representations and Warranties of the Buyer and
          the Parent                                           13
4.   Representations and Warranties Concerning Imperial        14
     (a)  Organization, Qualification and Corporate Power      15
     (b)  Capitalization                                       15
     (c)  Noncontravention                                     15
     (d)  Subsidiaries                                         15
     (e)  Financial Statements                                 15
     (f)  Events Subsequent to the Most Recent Financial
          Statements                                           16
     (g)  Undisclosed Liabilities                              18
     (h)  Tax Matters                                          18
     (i)  Tangible Assets                                      19
     (j)  Real Property                                        19
     (k)  Intellectual Property                                21
     (l)  Warranties and Product Liability                     22
     (m)  Contracts                                            23
     (n)  Insurance                                            23
     (o)  Litigation                                           24
     (p)  Employees                                            24
     (q)  Employee Benefits                                    24
     (r)  Environment, Health and Safety                       26
     (s)  Legal Compliance                                     28
     (t)  Certain Business Relationships with Imperial         28
     (u)  Brokers' Fees                                        28
     (v)  Accounts Receivable                                  28
     (w)  Bank Accounts; Investments                           29
     (x)  THERE IS NO SUBSECTION (x)                           29
     (y)  Customers and Suppliers                              29
     (z)  Certain Business Practices                           29
5.   Pre-Closing Covenants                                     29
     (a)  General                                              29
     (b)  Notices and Consents                                 29
     (c)  Operation of Business                                30
     (d)  Preservation of Business                             30
     (e)  Access                                               30
     (f)  Notice of Developments                               30
     (g)  Exclusivity                                          31
     (h)  HSR Act Filing                                       31
     (i)  Plant Closing Notification                           31
     (j)  Intercompany Items                                   31
     (k)  Excluded Assets and Excluded Liabilities             31
     (l)  No Negative Cash                                     32
     (m)  Title Insurance                                      32
     (n)  Surveys                                              32
     (o)  Certain Insurance Policies and Arrangements          32
     (p)  Comparison Month Financial Statements                32
     (q)  Physical Inventory Taking and Determination of
          Whether Inventory Reserve Understatement Exists      33
     (r)  Termination of Johnson Salary Continuation
          Agreement                                            33
6.   Additional Covenants                                      33
     (a)  General                                              33
     (b)  Litigation Support                                   33
     (c)  Obligation to Refer Inquiries                        34
     (d)  Confidentiality                                      34
     (e)  Additional Tax Matters                               34
     (f)  Covenant Not to Compete                              39
     (g)  Employee Benefit Plans                               39
     (h)  Disability Workers' Compensation                     41
     (i)  Severance Policy                                     41
     (j)  Collective Bargaining Agreement                      41
     (k)  Backyear Audits                                      41
     (l)  Special Arrangements Relating to Known
          Environmental Matters                                41
     (m)  Post-Closing Employee Benefit Matters                44
7.   Conditions to Obligations to Closing                      44
     (a)  Conditions to Obligation of the Buyer                44
     (b)  Conditions to Obligations of the Seller              46
8.   Remedies for Breach of This Agreement                     47
     (a)  Survival                                             47
     (b)  Indemnification Provisions for Benefit of the
          Buyer                                                48
     (c)  THERE IS NO SECTION 8(c)                             49
     (d)  Indemnification Provisions for Benefit of the
          Seller                                               49
     (e)  Matters Involving Third Parties Claims               50
     (f)  Determination of Loss                                51
     (g)  Exclusive Remedy                                     51
     (h)  Payment                                              51
     (i)  Other Indemnification Provisions                     51
     (j)  Arbitration with Respect to Certain
          Indemnification Matters                              51
     (k)  Adjustment to Purchase Price                         52
9.   Termination                                               52
     (a)  Termination of Agreement                             52
     (b)  Effect of Termination                                53
10.  Miscellaneous                                             53
     (a)  Press Releases and Announcements                     53
     (b)  No Third-Party Beneficiaries                         54
     (c)  Entire Agreement                                     54
     (d)  Succession and Assignment                            54
     (e)  Facsimile/Counterparts                               54
     (f)  Headings                                             54
     (g)  Notices                                              54
     (h)  Submission to Jurisdiction                           56
     (i)  Amendments and Waivers                               56
     (j)  Severability                                         56
     (k)  Expenses                                             57
     (l)  Construction                                         57
     (m)  Incorporation of Exhibits, Annexes and
          Schedules                                            57
     (n)  Specific Performance                                 57


                 LIST OF EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A Financial Statements
Exhibit B Form of Opinion of Seller's Counsel
Exhibit C Form of Opinion of Seller's Buyer's Counsel
Exhibit D Press Release of Seller
Exhibit E Press Release of Buyer

SCHEDULES
     Schedule 6(m)  List of Applicable Plans

DISCLOSURE SCHEDULES
     Schedule 4(a)  Jurisdictions
     Schedule 4(c)  Noncontravention
     Schedule  4(e) Financial Statements
     Schedule 4(f)  Material Adverse Change
     Schedule 4(g)  Undisclosed Liabilities
     Schedule 4(h)  Tax Matters
     Schedule 4(j)  Real Property
     Schedule 4(k)  Intellectual Property
     Schedule 4(l)  Warranties
     Schedule 4(m)  Contracts
     Schedule 4(n)  Insurance
     Schedule 4(o)  Litigation
     Schedule 4(p)(i)    Employees
     Schedule 4(p)(ii)   Terminations
     Schedule 4(q)  Employee Benefits
     Schedule 4(r)  Environment, Health and Safety
     Schedule 4(w)  Bank Accounts
     Schedule 4(y)  Customers and Suppliers
     Schedule 5(e)  Designated Imperial Customers
     Schedule 5(o)  Certain Insurance Contracts and Arrangements
     Schedule 6(i)  Severance Policy



                    STOCK PURCHASE AGREEMENT


          This STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of the 13th day of September, 2000, by and among MINI CROWN FUNDING CORP., a Delaware corporation (the "Buyer"), the Buyer's parent, SOVEREIGN SPECIALTY CHEMICALS, INC., a Delaware corporation (the "Parent"), IMPERIAL ADHESIVES, INC., an Ohio corporation ("Imperial"), and NS GROUP, INC., a Kentucky corporation (the "Seller"). The Buyer, the Parent and the Seller are referred to herein individually as a "Party" and collectively as the "Parties."

                            RECITALS

          WHEREAS, the Seller owns all of the outstanding capital stock of Imperial; and

          WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of Imperial, and the Parent will be primarily liable as a co-maker, of each and every liability and obligation of the Buyer to the Seller created by the provisions of this Agreement.

                            AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual promises herein made, and the representations, warranties and covenants herein contained, the receipt and sufficiency of which are hereby mutually acknowledged by the Parties, they hereby agree as follows:

          1.   Definitions.

     "AAA" has the meaning set forth in Section 8(j) hereof.

     "Adjusted Inventory" means the dollar value of the inventory of Imperial as of the date of determination net of all reserves, but without any adjustment for capitalized labor or overhead.

     "Adjusted  Section 338 Taxes" has the meaning set  forth  in
Section 6(e((xiii) hereof.

     "Applicable  SAL Tax Returns" has the meaning set  forth  in
Section 6(e)(iii) hereof.

     "Arbitration" has the meaning set forth in Section 8(j) hereof.

     "Arbitrator" has the meaning set forth in Section 8(j) hereof.

     "Adverse Consequences" means all actual damages from complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including all reasonable accounting fees and all reasonable attorneys' fees and court costs.

     "Affected Participants" has the meaning set forth in Section
6(g)(i) hereof.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     "Arthur Andersen" has the meaning set forth in Section 2(f) hereof.

     "Audited Statement of Net Working Capital" has the meaning set forth in Section 2(f) hereof.

     "Business" means the business of manufacturing, distributing and selling specialty chemical adhesives, sealants and coatings conducted by Imperial.

     "Buyer" has the meaning set forth in the preface above.

     "Buyer Customer Sign-Off Letter" has the meaning set forth in Section 8(a)(vii) hereof.

     "Buyer's Plan" has the meaning set forth in Section 6(g)(i) hereof.

     "Closing" has the meaning set forth in Section 2(d) hereof.

     "Closing    Date"   has   the   meaning   set    forth    in
Section 2(d) hereof.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Comparison  Month"  means Imperial's  fiscal  month  ending
September 2, 2000.

     "Comparison Month Financial Statements" has the meaning set forth in Section 5(p) hereof.

     "Confidential Information" means (i) the terms and provisions of this Agreement or the transactions to be consummated pursuant hereto and (ii) Imperial's trade secrets and non-public confidential or proprietary business information, including without limitation, all inventions, formulas or compositions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, business and marketing plans, lists or descriptions of any customers, referral sources or organizations, financial statements, cost reports or other financial information (and any analyses or compilations thereof or reports thereon), contract proposals, or bidding information, training and operations methods and manuals, personnel records, fee structure; computer software, and management systems, policies or procedures, including related forms and manuals, provided that "Confidential Information" shall not include any information
(i) which is disclosed pursuant to subpoena or other legal process, (ii) which has been publicly disclosed by means other than by a breach of a confidentiality agreement, or (iii) which is subsequently disclosed by any third party not in breach of a confidentiality agreement.

     "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

     "Current   Employees"   has  the  meaning   set   forth   in
Section 4(p)(i) hereof.

     "Designated Imperial Customers" has the meaning set forth in
Section 5(e) hereof.

     "Disclosure Schedule" has the meaning set forth in Section 4 hereof.

     "DOJ"  means  the  Antitrust Division of the  United  States
Department of Justice or any successor Governmental Body.

     "Employee Benefit Plan" means any (a) Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan, or (c) any other plan, arrangement, or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefit or other employee benefit, which covers any current or former employee of Imperial or to which Imperial makes contributions or has made contributions within the immediate past five years.

       "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

     "Equitable  Exceptions"  has  the  meaning  set   forth   in
Section 3(a)(ii) below.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "Excluded Assets" means (i) all real property associated with the facility formerly owned by Imperial located in Virginia,
(ii) the note receivable of Imperial associated with the sale of the real property formerly owned by Imperial located in Michigan,
(iii) cash and cash equivalents, (iv) intercompany indebtedness owed to Imperial by the Seller and its other Affiliates, (v) prepayments of any Taxes for which the Seller is liable pursuant to Section 6(e) and (vi) prepaid premiums for insurance maintained for Imperial by the Seller and/or its Affiliates other than for Imperial.

     "Excluded  Liabilities" means (i) all  Funded  Indebtedness,
(ii) all liabilities and obligations of Imperial whatsoever arising out of, in connection with or related to Imperial's ownership of any real property located in Virginia or Michigan,
(iii)   Taxes  for  which  the  Seller  is  liable  pursuant   to
Section 6(e); and (iv) premiums payable for insurance maintained for Imperial by the Seller and/or its Affiliates other than Imperial.

     "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

     "Financial  Statements"  has  the  meaning  set   forth   in
Section 4(e) hereof.

     "Funded Indebtedness" means all (i) indebtedness of Imperial for borrowed money or other interest-bearing indebtedness; (ii) capital lease obligations of Imperial; (iii) intercompany indebtedness owed by Imperial to the Seller and its Affiliates other than Imperial; and (iv) indebtedness of others guaranteed by Imperial or secured by an Encumbrance on any of Imperial's assets; provided, however, that Funded Indebtedness shall not include any Letter of Credit unless actually drawn upon by the beneficiary thereof.

     "FTC" means the United States Federal Trade Commission or any successor Governmental Body.

     "GAAP" means generally accepted accounting principles as in effect from time to time.

     "Governmental Body" means any foreign, federal, state, county, city, town, village, municipal or other governmental department, commission, board, bureau, agency, authority, court or related judicial authority or instrumentality of any of the foregoing.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended.

     "Imperial" has the meaning set forth in the preface above.

     "Imperial Shares" means all outstanding shares of the common stock, no par value per share, of Imperial.

     "Indemnified   Party"   has  the  meaning   set   forth   in
Section 8(e) hereof.

     "Indemnifying   Party"  has  the  meaning   set   forth   in
Section 8(e) hereof.

     "Independent  Accountant"  has  the  meaning  set  forth  in
Section 2(f) hereof.

     "Intellectual Property" means all (a) trademarks, service marks, trade dress, logos, websites, e-mail domains, trade names and corporate names and registrations and applications for registration thereof, (b) copyrights and registrations and applications for registration thereof, (c) computer software, data and documentation and (d) trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information).

     "Inventory Reserve Understatement" means that in accordance with the provisions of Section 5(q), based upon Arthur Andersen's audit of the Adjusted Inventory, Arthur Andersen has determined that such audited Adjusted Inventory as at the close of the Comparison Month, determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, is at least $175,000 less than the Adjusted Inventory as disclosed by Imperial's Comparison Month Financial Statements.

     "IRS" has the meaning set forth in Section 4(q) hereof.

     "Johnson   Agreement"   has  the  meaning   set   forth   in
Section 5(r) hereof.

     "Knowledge" of a matter referred to in this Agreement means, with respect to each of (x) Imperial alone, (y) the Seller alone and (z) Imperial and the Seller, together, the actual knowledge about that matter held by any of the following persons: Clifford Borland, Rene Robichaud, Thomas Depenbrock, Robert Johnson, Robert Seilheimer, Thomas Golatzki and David Tonne.

     "Known Environmental Activities" has the meaning set forth in Section 6(l) hereof.

     "Known Environmental Claim Resolution Activities" has the meaning set forth in Section 6(l).

     "Known  Environmental Costs" has the meaning  set  forth  in
Section 6(l)(iv) hereof.

     "Known    Environmental   Identification   and   Remediation
Activities" has the meaning set forth in Section 6(l) hereof.

     "Known  Environmental Matters" has the meaning set forth  in
Section 6(l) hereof.

     "Known Environmental Third Party Claims" has the meaning set forth in Section 6(l) hereof.

     "Laws"  means all laws, including the common law,  statutes,
codes,   rules,   regulations,  ordinances  or  Orders   of   any
Governmental Body.

     "Leased  Real Property" has the meaning set forth in Section
4(j) hereof.

     "Leases" has the meaning set forth in Section 4(j)(ii) hereof.

     "Liability" means any liability, debt, obligation, amount or
sum   due   (whether  known  or  unknown,  whether  absolute   or
contingent, whether liquidated or unliquidated, and whether due or to become due) including any liability for Taxes.

     "Material" (whether or not capitalized) means, when used  in
Section 4, an amount of money greater than $50,000 or an occurrence or circumstance which results in a loss to Imperial in excess of $50,000, provided that with respect to the occurrence of any series of related events or set of related circumstances, "Material" means an amount of money greater than $50,000 per single event or circumstance or $100,000 in the aggregate for such series of related events or set of related circumstances, or which result in a loss to Imperial in excess of $50,000 per single event or circumstance or $100,000 in the aggregate for such series of related events or set of related circumstances.

     "Material Adverse Change" or "Material Adverse Effect" means one or more events, changes or effects, or a series of related events, changes or effects, which, taken as a whole, or in the aggregate, can reasonably be expected to have the effect of reducing the annual income from operations of the Business for one or more years by more than $175,000, provided that: (A) a "Material Adverse Change" or a "Material Adverse Effect" shall not include events, changes or effects relating to or caused by general economic or industry conditions; (B) Imperial's customer relationship with Bomar with respect to Bomar's volume of purchasing from Imperial and the prices paid on such purchases shall not be taken into account in determining whether a Material Adverse Change or a Material Adverse Event has occurred; and (C) the terms "Material Adverse Change" and "Material Adverse Effect" do not include the expression of the intention by any one or more of the "Designated Imperial Customers" (as that term is defined in Section 5(e) hereof) to decline to continue to transact business with Imperial following the Closing solely or primarily on account of the Buyer's ownership of Imperial.

     "Most   Recent  Balance  Sheet"  means  the  balance   sheet
contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in Section 4(e) hereof.

     "Most Recent Financial Statements Date" has the meaning set forth in Section 4(e) hereof.

     "Multiemployer Plan" has the meaning set forth in ERISA Sec.
3(37).

     "Net Cash" has the meaning set forth in Section 2(b) hereof.

     "Net Working Capital of Imperial" means an amount, calculated as of the close of business on the Closing Date, equal to (a) the book value of total current assets of Imperial other than Excluded Assets (and all related reserves), minus (b) the book value of total current liabilities of Imperial other than Excluded Liabilities, in each case determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements; provided that neither (i) rework inventory on hand on the Closing Date in excess of $416,000 nor (ii) reserves for liabilities relating to any matters covered by
Section 4(r) and Section 6(l) hereof created after June 30, 2000 shall be included in the calculation of the Net Working Capital of Imperial.

     "Non-Section 338 Taxes" has the meaning set forth in Section
6(e)(xiii) hereof.

     "Owned  Real Property" has the meaning set forth in  Section
4(j) hereof.

     "Order" means any order, writ, injunction, decree, judgment,
award,   determination  or  written  direction  of   any   court,
arbitrator or Governmental Body.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Parent" has the meaning set forth in the preface above.

     "Party" has the meaning set forth in the preface above.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Lien" means (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable (or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings), (c) liens arising under workers' compensation, unemployment insurance, social security, retirement and similar legislation, (d) liens arising in connection with sales of foreign receivables, (e) liens on goods in transit incurred pursuant to documentary letters of credit, (f) purchase money liens and liens securing rental payments under capital lease arrangements, and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a Governmental Body or an agency or instrumentality thereof.

     "Physical Inventory Taking" means the physical counting of Imperial's inventory to be observed by Arthur Andersen and the Buyer's regularly employed independent public accountants, commencing on or about September 5, 2000, incident to the completion by Arthur Andersen of the Audited Statement of Net Working Capital.

     "Post-Closing  Tax  Period"  means  any  Tax   period   that
commences after the Closing Date.

     "Pre-Closing Tax Period" means any Tax period ending on or prior to the Closing Date.

     "Preliminary Statement of Net Working Capital" has the meaning set forth in Section 2(c) hereof.

     "Products" means that group of products which has been designed, developed, produced and/or sold or which is presently sold or offered for sale by the Business.

     "Prohibited Transaction" has the meaning set forth in  ERISA
Sec. 406 and Code Sec. 4975.

     "Purchase   Price"   has   the   meaning   set   forth    in
Section 2(b) hereof.

     "Real    Property"   has   the   meaning   set   forth    in
Section 4(j) below, including all buildings and improvements (collectively, the "Improvements") situated thereon, any appurtenances thereto, and any right, title and interest of Imperial in the fixtures attached or appurtenant to the Improvements.

     "Reportable Event" has the meaning set forth in  ERISA  Sec.
4043.

     "SAL  Tax  Returns"  has the meaning set  forth  in  Section
6(e)(ii) hereof.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than a Permitted Lien.

     "Section 338 Elections" has the meaning set forth in Section
6(e)(xi) hereof.

     "Section  338 Report" has the meaning set forth  in  Section
6(e)(xiii) hereof.

     "Section  338  Taxes" has the meaning set forth  in  Section
6(e)(xiii) hereof.

     "Seller" has the meaning set forth in the preface above.

     "Seller's Plan" has the meaning set forth in Section 6(g)(i) hereof.

     "Seller's Portion of Known Environmental Costs" has the meaning set forth in Section 6(l)(iv) hereof.

     "Special Section 338 Gross-Up Amounts and Fees" has the meaning set forth in Section 6(e)(xiii) hereof.

     "Straddle Period" shall mean any Tax period that begins before and ends after the Closing Date.

     "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Target  Net Working Capital" has the meaning set  forth  in
Section 2(c) hereof.

     "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Termination Fee" shall mean the sum of $260,000, provided that if the Material Adverse Event or the Material Adverse Change which has occurred is that Arthur Andersen has determined that there was an Inventory Reserve Understatement, the "Termination Fee" shall mean $75,000.

     "Third  Party  Claim" has the meaning set forth  in  Section
8(e) hereof.

          2.   Purchase and Sale of the Imperial Shares.

               (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Imperial Shares for the consideration specified below in this Section 2. In order to induce the Seller to execute and deliver this Agreement to the Buyer and the Parent, the Parent expressly acknowledges and agrees that the Parent shall be primarily liable to the Seller for each and every liability and obligation of the Buyer to the Seller created by the provisions of this Agreement as a co-maker of such liability or obligation, provided that where, in the Seller's sole judgment, there is no impairment to the Seller's receipt of the timely satisfaction of any such liability or the timely performance of any such obligation of the Buyer, the satisfaction of such liability or obligation shall be made or performed by the Buyer.

               (b) Purchase Price. The purchase price for the Imperial Shares to be purchased by the Buyer from the Seller pursuant to the terms hereof shall be the sum of $26,750,000, as adjusted pursuant to the provisions of Section 2(c) and Section 2(g) hereof (the "Purchase Price"), which shall be paid in cash. In addition, the Buyer will pay to the Seller the aggregate amount of all cash and cash equivalents on the books of Imperial as of the Closing Date (the "Net Cash"). The Purchase Price, as preliminarily adjusted in accordance with the provisions of
Section 2(c) hereof, together with the Net Cash, shall be paid by the Buyer to the Seller at the Closing by wire transfer or delivery of other immediately available funds to an account or accounts designated by the Seller not less than five (5) days prior to the Closing Date.

               (c) Working Capital Adjustment. At the Closing, the Purchase Price shall be adjusted upward or downward on a dollar-for-dollar basis by the amount by which the Net Working Capital of Imperial at Closing is more or less than $6,550,000 (the "Target Net Working Capital Amount"), provided that if rework inventory on hand on the Closing Date is less than $416,000, the Target Net Working Capital Amount shall be reduced by $1.00 for each $1.00 by the amount $416,000 exceeds the book value of rework inventory on hand on the Closing Date. The Net Working Capital of Imperial at Closing shall be preliminarily determined by the Seller based on Imperial's Most Recent Financial Statement (the "Preliminary Statement of Net Working Capital").

               (d)  The Closing.  The closing of the transactions
contemplated by this Agreement (the "Closing") shall take place at the offices of McBride Baker & Coles, 500 West Madison Street, 40th Floor, in Chicago, Illinois, commencing at 8:00 a.m. local time  on  the  later  of  October 2, 2000 and  the  second  (2nd)
business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, or such other date as the Buyer and the Seller may mutually determine (the "Closing Date").

               (e)  Deliveries at the Closing.  At the Closing:

                    (i)   The Seller will deliver or cause to  be
          delivered to the Buyer:

(A) certificates representing the Imperial Shares, duly endorsed or accompanied by stock powers duly executed in blank, and otherwise in form acceptable for transfer on the books of Imperial and any other documents that are necessary for the transfer to the Buyer of good title to the Imperial Shares, with any requisite transfer tax or stamps attached or provided for;
(B) a copy of the Certificate of Incorporation of Imperial with all amendments thereto and Certificates of Good Standing for the State of Ohio and each State where Imperial is qualified to do business as a foreign corporation, each of which shall be certified as of a date within thirty (30) days prior to the Closing Date by the Secretary of State of such States;
(C) a copy of the by-laws of Imperial as amended through the time of the Closing, certified by the Secretary of Imperial;
(D) the minute book, stock record book and corporate seal of Imperial;

                              (E)   all  books  and  records   of
                    Imperial  which are requested by  the  Buyer;
                    and

                                (F)   the  various  certificates,
                    instruments,  and documents  referred  to  in
                    Section 7(a) below.

                    (ii) The Buyer will deliver or cause to be delivered to the
          Seller:

                        (A)    the  consideration  specified   in
                    Section 2(b) above as may be adjusted at the Closing pursuant to Section 2(c) above and subject to further adjustment after the Closing pursuant to Section 2(g);

                        (B)      the     various    certificates,
                    instruments  and  documents  referred  to  in
                    Section 7(b) below.

               (f)   Closing  Audit.   Within  ninety  (90)  days
following the Closing Date, Arthur Andersen, L.L.P. ("Arthur Andersen") shall prepare and deliver to the Seller and the Buyer an audit of the Net Working Capital of Imperial (the "Audited Statement of Net Working Capital") at and as of the close of business on the Closing Date. The Audited Statement of Net Working Capital shall be determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements. The cost to prepare the Audited Statement of Net Working Capital shall be borne equally by the Buyer and the Seller; provided, however, that in the event that Arthur Andersen audits more than the Net Working Capital of Imperial, the Seller's portion of the costs of such audit of the Net Working Capital of Imperial shall be limited to 50% of Arthur Andersen's determination of its fees and expenses allocable to the completion of the audit, preparation and delivery of the Audited Statement of Net Working Capital. In the event that either the Buyer or the Seller disputes any item(s) on the Audited Statement of Net Working Capital within ten (10) days after such Party's receipt thereof, and the Parties are unable to resolve such dispute among themselves within thirty (30) days following their receipt of the Audited Statement of Net Working Capital, the Parties agree that another "Big Five" accounting firm acceptable to the Buyer and the Seller (the "Independent Accountant") will review the disputed item(s) on the Audited Statement of Net Working Capital together with the documentation provided by the Buyer and the Seller supporting their respective positions in the dispute, which referral shall be made to such Independent Accountant not more than ten (10) days following the expiration of the said thirty (30) day period. The final determination of such disputed item(s) by the Independent Accountant shall be made within sixty (60) days following the Parties' referral thereof to the Independent Accountant, which determination shall be reflected on the Audited Statement of Net Working Capital and shall be final and binding on the Parties for all purposes and all references to "Audited Statement of Net Working Capital" elsewhere in this Agreement shall be deemed to refer to the Audited Statement of Net Working Capital as modified by the Independent Accountant. The fees and expenses of the Independent Accountant shall be allocated between the Buyer and the Seller by the Independent Accountant in proportion to the extent that, on a dollar-weighted basis, either Party did not prevail on items in dispute, provided, however, that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section 2(f), the other Party's outside legal, accounting or other fees. All determinations by the Independent Accountant shall be final, conclusive and binding upon the Parties with respect to the Audited Statement of Net Working Capital and the allocation of fees and expenses.

               (g) Post-Closing Purchase Price Adjustment. In the event that the Net Working Capital of Imperial as disclosed on the Audited Statement of Net Working Capital as finally determined is less than the Net Working Capital of Imperial as disclosed on the Preliminary Statement of Net Working Capital, then the Purchase Price will be adjusted downward, on a dollar-for-dollar basis, to reflect the decrease in Net Working Capital of Imperial as disclosed on the Audited Statement of Net Working Capital from the amount of Net Working Capital of Imperial as disclosed on the Preliminary Statement of Net Working Capital. Conversely, the Purchase Price will be adjusted upward, on a dollar-for-dollar basis, to reflect the increase, if any, in the Net Working Capital of Imperial as disclosed on the Audited Statement of Net Working Capital as finally determined from the amount of the Net Working Capital of Imperial as disclosed on the Preliminary Statement of Net Working Capital. The post-Closing adjustment to the Purchase Price, if any, plus interest on the amount of any such adjustment calculated at a per annum rate of five per cent (5%) from the Closing Date, shall be paid by the Seller to the Buyer or by the Buyer to the Seller, as the case may be, in immediately available funds within fifteen (15) days of delivery of the Audited Statement of Net Working Capital as finally determined.

          3.   Representations and Warranties Concerning the Transaction.

               (a) Representations and Warranties of Seller. The Seller represents and warrants to the Buyer that, subject to the specific qualifications and limitations set forth below, the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)).

                    (i)   Organization of the Seller.  The Seller
          is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky.

                    (ii) Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement has been duly executed and delivered by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except that (A) such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors' rights or debtors' obligations generally, and to general equity principles and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought (the terms of clause (A) and (B) are sometimes collectively referred to as the "Equitable Exceptions"). Except for filings required by the HSR Act, the Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

                    (iii)       Noncontravention.    Except   for
          approvals  required  under the  HSR  Act,  neither  the
          execution and the delivery of this Agreement by the Seller, nor the consummation of the transactions contemplated hereby by the Seller, will (A) violate any Law or Order or other restriction of any Governmental Body to which the Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any part the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, which, as to clauses (A) and (B), will prevent the Seller from consummating the transactions contemplated by this Agreement.

                    (iv) Broker's Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Parent could become liable or obligated.

                    (v) Imperial Shares. The Seller holds of record and owns beneficially all of the Imperial Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), claims, Taxes, Security Interests (other than those to be removed prior to or concurrently with the Closing pursuant to
          Section 7(a)(xii)), options, warrants, rights, contracts, calls, commitments, equities, preemptive rights and demands. The Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition by the Seller of any capital stock of Imperial (other than this Agreement). The Seller is not a party to any voting trust, proxy agreement, stockholders' agreement or other understanding (written or oral) with respect to the voting of any capital stock of Imperial.

                (b) Representations and Warranties of the Buyer and the Parent. The Buyer and the Parent jointly and severally represent and warrant to the Seller that, subject to the specific qualifications and limitations set forth below, the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3(b)).

           (i) Organization of the Buyer. The Buyer and the Parent are each corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware.
(ii) Authorization of Transaction. Each of the Buyer and the Parent has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement has been duly executed and delivered by each of the Buyer and the Parent. This Agreement constitutes the valid and legally binding obligation of each of the Buyer and the Parent, enforceable in accordance with its terms and conditions except for the Equitable Exceptions. Except for filings made under the HSR Act, neither the Buyer nor the Parent need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.
(iii) Noncontravention. Except for approvals required under the HSR Act, neither the execution and the delivery of this Agreement by the Buyer or the Parent, nor the consummation of the transactions contemplated hereby by the Buyer and the Parent, will (A) violate any Law or Order or other restriction of any Governmental Body to which the Buyer or the Parent is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which either the Buyer or the Parent is a party or by which it is bound or to which any of its assets is subject, which, as to clauses (A) and (B), will prevent either the Buyer or the Parent from consummating the transactions contemplated by this Agreement.
(iv) Brokers' Fees.  Neither the Buyer nor the Parent has any
Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.
(v) Investment. The Buyer is not acquiring the Imperial Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

          4. Representations and Warranties Concerning Imperial. The Seller represents and warrants to the Buyer that, subject to the specific qualifications and limitations contained herein and except as set forth on the Disclosure Schedule delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement (the "Disclosure Schedule"), the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except to the extent that such representations and warranties are made as of any other specified date, and as to such representation, the same shall be true as of such date. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement. As required, the Disclosure Schedule will be updated one or more times prior to the Closing Date; provided that except as otherwise provided by the provisions of Section 4(p)(i), any such updated Disclosure Schedule containing any change that would result in any Material Adverse Effect must be delivered to the Buyer not less than two (2) business days prior to the Closing
Date.

               (a) Organization, Qualification and Corporate Power. Imperial is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Imperial is duly authorized to conduct business and is in good standing under the laws of the States of Ohio and Tennessee, and in each other jurisdiction listed on Schedule 4(a) of the Disclosure Schedule, which jurisdictions constitute all of the jurisdictions in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where any such failure would not have a Material adverse effect on the Business or Imperial. Imperial has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

               (b) Capitalization. The entire authorized capital stock of Imperial consists of 10,000 shares of common stock, 9,499 of which are issued and outstanding and held by the Seller.  None of the  Imperial  Shares is held in treasury.  The  Imperial  Shares have  been  duly authorized, are validly issued, fully paid,  and
nonassessable, and are held of record by the Seller.   There  are
no   outstanding   or   authorized  options,  warrants,   rights,
contracts, calls, puts, rights to subscribe, conversion rights or other  agreements or commitments to which Imperial is a party  or which  are  binding  upon Imperial providing  for  the  issuance,
disposition  or acquisition of any of its capital  stock.   There
are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to Imperial.

               (c) Noncontravention. Except as set forth on Schedule 4(c) of the Disclosure Schedule, neither the execution and the delivery of  this  Agreement,  nor the consummation  of  the  transactions contemplated hereby, will (i) violate any Law or Order  or  other restriction of any Governmental Body to which Imperial is subject or  any  provision  of  the  charter or  bylaws  of  Imperial  or
(ii)  conflict with, result in a breach of, constitute a  default under,  result  in the acceleration of, create in any  party  the right to accelerate, terminate, modify or cancel, or require  any notice  under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for  borrowed money,  instrument  of indebtedness, Security Interest  or  other arrangement to which Imperial is a party or by which it is  bound or  to  which  any  of its assets is subject (or  result  in  the imposition  of  any  Security Interest upon any  of  its  assets)
which,  as  to  clauses (i) and (ii) will result  in  a  Material
adverse  effect  on  the Business or Imperial.   Except  for  the
filing under the HSR Act, Imperial does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement.

               (d) Subsidiaries. Imperial has no Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation in, any Person.

               (e)  Financial Statements.  Attached hereto as Exhibit A are the following  financial  statements  (collectively,  the  "Financial
Statements")   of   Imperial:   (i)    unaudited   statement   of
operations, retained earnings and cash flows for the fiscal years ended  September 27, 1997, September 26, 1998 and  September  25,
1999,  (ii) unaudited balance sheet as of the last date  of  each such  fiscal  years  and  (iii) an unaudited  balance  sheet  and statement of operations, changes in stockholders' equity and cash flows as of and for the ten month period commencing September 26,
1999 and ending August 5, 2000 (such financial interim statements being  collectively  referred to as the  "Most  Recent  Financial
Statements" and the last day of the period covered thereby  being referred  to  as  the  "Most Recent Financial  Statements  Date,"
respectively).   Except  as set forth on  Schedule  4(e)  of  the
Disclosure Schedule, the Financial Statements (A) have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, (B) are correct and complete in all material respects, (C) fairly present the financial condition and results of operations of Imperial as of such dates and for the periods indicated, and (D) have been prepared from and in accordance with the books and records of Imperial (which books and records are correct and complete in all material respects).

               (f) Events Subsequent to the Most Recent Financial Statements. Except as set forth on Schedule 4(f) of the Disclosure Schedule, since the Most Recent Financial Statements Date:

       (i)  there has not been any Material Adverse Change affecting
          Imperial;
(ii) Imperial has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
(iii) Imperial has not entered into any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) either involving more than $100,000 or outside the Ordinary Course of Business;
(iv) other than in the Ordinary Course of Business, Imperial has not accelerated, terminated, modified or canceled any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) involving more than $100,000 to which Imperial is a party or by which it is bound;
(v) no Person has notified Imperial of any acceleration, termination, modification or cancellation of any Material contract (other than a customer contract in the Ordinary Course of Business), agreement, lease, sublease, license or sublicense
(or series of related contracts, leases, subleases, licenses and sublicenses), involving more than $100,000 to which Imperial is a party or by which it is bound;
(vi) other than in the Ordinary Course of Business, Imperial has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 individually or $100,000 in the aggregate, or outside the Ordinary Course of Business;
(vii) other than in the Ordinary Course of Business, Imperial has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 individually or $100,000 in the aggregate;
(viii)    Imperial has not delayed or postponed (beyond its
normal practice) the payment of accounts payable and other
liabilities;
(ix) there has been no change made or authorized in the charter or regulations of Imperial;
(x) Imperial has not experienced any damage, destruction or loss involving more than $100,000 (whether or not covered by insurance) to its assets;
(xi) Imperial has not made any loan to, or entered into any other transaction with, any of its directors, officers and employees outside the Ordinary Course of Business or involving more than $50,000, giving rise to any claim or right on its part against the Person or on the part of the Person against it;
(xii)     Imperial has not entered into any employment contract
or collective bargaining agreement, written or oral, or modified in any material respect the terms of any existing such contract or agreement with any of its full-time staff employees;
(xiii) Imperial has not granted an increase in the base compensation of any of its directors, officers and employees outside the Ordinary Course of Business;
(xiv) Imperial has not adopted any (A) bonus, (B) profit-sharing, (C) incentive compensation, (D) pension, (E) retirement,
(F) medical, hospitalization, life, or other insurance,
(G) severance or (H) other plan, contract or commitment for any of its directors, officers and employees, or modified or
terminated any existing such plan, contract or commitment;
(xv) Imperial has not changed its accounting methods or
principles;
(xvi) Imperial has not suffered any Material shortages of raw materials used in the production of the Products;
(xvii) Imperial has not made or paid any non-cash dividends or distributions to the Seller whether or not upon or in respect of its capital stock;
(xviii)   Imperial has not redeemed or otherwise acquired any
shares of its capital stock or issued any capital stock or any option, warrant or right relating thereto or any securities convertible or exchangeable for any shares of its capital stock;
and
(xix)     Imperial has not agreed to do any of the foregoing.

               (g) Undisclosed Liabilities. Since the Most Recent Financial Statements Date, Imperial has incurred no Material Liabilities required by GAAP to be reflected on its balance sheet other than in the Ordinary Course of Business or as disclosed on Schedule
4(g) of the Disclosure Schedule.

               (h) Tax Matters. Except as set forth on Schedule 4(h) of the Disclosure Schedule:

          (i) Imperial has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Imperial (whether or not shown on any Tax Return) have been paid or accrued. Imperial currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim is currently pending by an authority in a jurisdiction where Imperial does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Imperial that arose in connection with any failure (or alleged failure) to pay any Tax.
(ii) Neither the Seller nor any of the officers (or employees responsible for Tax matters) of Imperial has received any notice that any authority intends to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Imperial either
(A) claimed or raised by any authority in writing or (B) as to which the Seller or Imperial has Knowledge based upon personal contact with any agent of such authority. Schedule 4(h) of the Disclosure Schedule lists all federal, state and local income Tax
Returns filed with respect to Imperial for taxable periods ended on or after September 25, 1993 that currently are the subject of an audit.
(iii) Imperial has not filed a consent under Code Sec. 341(f) concerning collapsible corporations. Imperial has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible to Imperial under Code Sec. 280G. Imperial has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. Imperial is not a party to any Tax allocation or sharing agreement.
(iv) Except for Taxes incurred in the Ordinary Course of Business since the Most Recent Financial Statements Date, Imperial has no liability for Taxes for any Tax period ending prior to the Closing Date other than Taxes for which there is an accrual for current taxes reflected on the Most Recent Balance Sheet.
(v) Imperial has no liability for Taxes of any other person or entity and has no Tax liability as a successor or transferee, except as provided pursuant to Section 1.1502-6 of the Treasury Regulations or similar provisions of state, local or foreign Tax laws.
(vi) Imperial has no liability pursuant to any agreement to share, allocate or reimburse Taxes or Tax benefits.
(vii) Following the Closing, Imperial will not have any "excess loss accounts" within the meaning of Section 1.1502-19 of the Treasury Regulations and there will be no "intercompany items" between Imperial and any member of the Seller's affiliated group.

               (i) Tangible Assets. Imperial owns or leases all tangible assets necessary for the conduct of the Business as presently conducted.
Each such tangible asset is free from Security Interests (other than Permitted Liens or the Security Interests to be removed prior to or concurrently with the Closing pursuant to the provisions of Section 7(a)(xii)), is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

               (j) Real Property [[<*>]] . Schedule 4(j) of the Disclosure Schedule lists and describes briefly all real property owned or leased by Imperial (collectively, the "Real Property"; such owned
Real  Property being hereinafter referred to collectively as  the
"Owned  Real  Property"  and  such  leased  Real  Property  being
hereinafter   referred  to  collectively  as  the  "Leased   Real
Property").

                    (i) With respect to the Owned Real Property, except as set forth in Schedule 4(j) of the Disclosure
          Schedule:

                         (A)   Imperial  has good and  marketable
               title to the Owned Real Property free and clear of any Security Interest, easement, covenant, or other restriction, except for (1) installments of special assessments not yet delinquent, (2) recorded easements, covenants, and other restrictions which do not impair in any Material respect the current use, occupancy, or value, or the marketability of title, of the property subject thereto and (3) Permitted Liens;

                         (B)  there are no (1) pending or, to the
               Knowledge of the Seller and Imperial, threatened condemnation proceedings relating to such parcel, or (2) pending or, to the Knowledge of the Seller and Imperial, threatened litigation or administrative actions relating to such parcel;

                         (C)    the  buildings  and  improvements
               thereon are in Material compliance with applicable setback requirements, zoning laws, and ordinances;

                         (D)   all  facilities  located  on  such
               parcel have received all approvals of governmental authorities (including licenses and permits)
               required in connection with the ownership or operation thereof and have been operated and maintained in Material compliance with applicable laws, rules, and regulations;

                          (E)   there are no leases or subleases,
               written or oral, granting to any party or parties the right of use or occupancy of any portion of such parcel;

                         (F)  there are no outstanding options or
               rights of first refusal to purchase such parcel or any portion thereof or interest therein; and

                          (G)   there are no parties (other  than
               Imperial) in possession of such parcel, other than tenants under any leases disclosed in Schedule 4(j) of the Disclosure Schedule who are in possession of space to which they are entitled.

                     (ii)  With respect to each parcel of  Leased
     Real Property, except as set forth in Schedule 4(j) of the Disclosure Schedule, the leases by which Imperial is invested with the leasehold estate in the Leased Real
     Property (the "Leases") are each legal, valid, binding, enforceable and in full force and effect and will remain so on identical terms immediately following the Closing (subject to the Equitable Exceptions), Imperial is the sole owner of the leasehold estates created by the Leases for each parcel of Leased Real Property and there are no Persons (other than Imperial) in possession of any of such parcels of Leased Property. A true, correct and complete copy of each Lease, and all amendments and modifications thereto has been delivered to the Buyer. Except as set forth in Schedule 4(j) of the Disclosure Schedule, neither Imperial nor, to the Knowledge of Imperial and the Seller, the landlord under any Lease has made any prior assignment or transfer of their respective interest in the Leases. Subject to the Permitted Liens and any Security Interests disclosed on Schedule 4(j) of the Disclosure Schedule, Imperial has a valid leasehold estate in each parcel of the Leased Real Property as created by the applicable Lease free and clear of any Security
     Interests. Except as set forth in Schedule 4(j) of the Disclosure Schedule, Imperial is not in Material default under any of the Leases, and to the Seller's and Imperial's Knowledge, there does not exist under any Lease any Material default of any other Person or any event which with notice or lapse of time or both would constitute a Material default by Imperial or any other Person. To the Knowledge of the Seller and Imperial, except as set forth on Schedule 4(j) of the Disclosure Schedule, there are no (A) pending or threatened condemnation proceedings relating to any of the Leased Real Property, or (B) pending or threatened litigation or administrative actions relating to any of the Leased Real Property.

               (k)  Intellectual Property.

                    (i) Except as set forth on Schedule 4(k) of the Disclosure Schedule, Imperial owns or has the right to use pursuant to license, sub-license, consent, agreement or permission, or may otherwise lawfully use, all Intellectual Property necessary for the operation of the Business as presently conducted. Each item of Intellectual Property owned or used by Imperial immediately prior to the Closing hereunder will be owned or available for use by Imperial on identical terms and conditions immediately subsequent to the Closing hereunder.

                    (ii) Except as set forth on Schedule 4(k) of the Disclosure Schedule, to the Knowledge of Imperial and the Seller, Imperial has neither (A) interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, nor (B) received within the three (3) year period immediately preceding the date of this Agreement, any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation.
(iii) Schedule 4(k) of the Disclosure Schedule identifies each patent or trademark, tradename or copyright registration which has been issued to Imperial with respect to any of its Intellectual Property, identifies each pending patent application or application for trademark, tradename or copyright registration which Imperial has made with respect to any of its Intellectual
Property, and identifies each material license, agreement or other permission which Imperial has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Except as identified in Schedule 4(k) of the Disclosure Schedule, with respect to each item of Intellectual
Property that Imperial owns:

(A)  Imperial possesses all right, title and interest in and to the item;
(B)  the item is not subject to any outstanding Order; and
(C) no charge, complaint, action, suit, proceedings, hearing, investigation, claim or demand is pending or, to the Knowledge of the Seller and Imperial, is threatened, which challenges the legality, validity, enforceability, use or ownership of the item.

          (iv) Schedule 4(k) of the Disclosure Schedule also identifies each item of Intellectual Property that any third party owns and that Imperial uses pursuant to license, sub-license, agreement or permission, other than general commercial third party software (as to which all license fees properly due and owing for Imperial's usage thereof, have been properly paid). Except as identified in Schedule 4(k) of the Disclosure Schedule, with respect to each such item of used Intellectual Property:

               (A) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect (subject to the Equitable Exceptions) as to Imperial, and to the Knowledge of the Seller and Imperial, as to the other Persons who are parties thereto;
(B) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing
(subject to the Equitable Exceptions) as to Imperial, and to the Knowledge of the Seller and Imperial, as to the other Persons who are parties thereto;
(C) To the Knowledge of the Seller and Imperial, (i) Imperial is not, and no other party to the license, sublicense, agreement, or permission is in breach or default, and (ii) no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; and
(D) to the Knowledge of the Seller and Imperial, no charge, complaint, action, suit, proceedings, hearing, investigation, claim or demand is pending or is threatened which challenges the legality, validity or enforceability of any Material underlying item of Intellectual Property.

               (l) Warranties and Product Liability. Subject to any applicable reserve established on the Audited Statement of Net Working Capital, and except as disclosed on Schedule 4(l) of the Disclosure Schedule, each product manufactured, sold or delivered by Imperial has been in conformity with all applicable contractual commitments and all express or implied warranties in all material respects. There is no outstanding Material action, suit, arbitration or other proceeding, or claim, demand, demand letter, lien, notice of noncompliance or violation, or to the Knowledge of the Seller and Imperial, threatened against Imperial, for injury to any person or any property suffered as a result of the manufacture, distribution or sale of any product or material by Imperial, including any claim arising out of the defective or unsafe nature, or allegedly defective or unsafe nature, of any such product or material.

               (m)   Contracts.  Schedule 4(m) of the  Disclosure
Schedule lists the following contracts, agreements and other arrangements (oral or written) to which Imperial is a party:

                    (i)   any  arrangement (or group  of  related
          written   arrangements)  for  the  lease  of   personal
          property from or to third parties providing lease payments in excess of $75,000 per annum;

                    (ii) any arrangement (or group of related written arrangements) for the purchase or sale of Products, raw materials, commodities, supplies or other personal property or for the furnishing or receipt of services which either requires the performance over a period of more than one year after the Closing Date or requires expenditures of more than the sum of $100,000;

                    (iii)       any   arrangement  concerning   a
          partnership or joint venture;

                    (iv)      any      arrangement      requiring
          confidentiality or non-competition;

                    (v) any arrangement involving the Seller and its Affiliates that will survive the Closing; or

                    (vi)  any  other  arrangement  (or  group  of
          related written arrangements) either involving more than $100,000 or not entered into in the Ordinary
          Course of Business.

The Seller has delivered to the Buyer a correct and complete copy of each written arrangement (as amended to date) listed in
Schedule 4(m) of the Disclosure Schedule. With respect to each arrangement so listed: (A) the arrangement is legal, valid, binding, enforceable and in full force and effect (subject to the Equitable Exceptions) as to Imperial, and to the Knowledge of the Seller and Imperial, as to the other Persons who are parties thereto; (B) the arrangement will continue to be legal, valid, binding, enforceable and in full force and effect (subject to the Equitable Exceptions) as to Imperial, and to the Knowledge of the Seller and Imperial, as to the other Persons who are parties thereto, on identical terms following the Closing; (C) Imperial is not, nor to the Knowledge of the Seller and Imperial, is any other Person who is a party thereto in breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under such arrangements; and
(D) Imperial has not, nor to the Knowledge of the Seller and Imperial, has any other Person who is a party thereto, repudiated any provision of any arrangement.

               (n) Insurance. Schedule 4(n) of the Disclosure Schedule sets forth an accurate and complete list of all policies of fire, liability, keyman life insurance, worker's compensation, products liability and other forms of insurance owned or held by or beneficially for Imperial. All such policies are in full force and effect, no premiums with respect thereto are past due and no notice of cancellation or termination has been received by the Seller or Imperial with respect to any such policy. Neither the Seller nor Imperial has received any notification that Material changes are required in the conduct of the Business as a condition to the continuation of coverage under or renewal of any such policy. True, correct and complete copies of such insurance policies have been made available to the Buyer.

               (o) Litigation. Schedule 4(o) of the Disclosure Schedule sets forth each instance in which Imperial (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge or (ii) is a party or, to the Knowledge of the Seller and Imperial, is threatened to be made a party, to any charge, complaint, action, suit, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.

               (p)  Employees.

                    (i) Schedule 4(p)(i) of the Disclosure Schedule lists all of the employees of Imperial currently on Imperial's payroll as of the date of this Agreement (including those on leaves of absence), which schedule will be updated at and as of the Closing Date to reflect any employees hired or terminated prior to the Closing Date ("Current Employees").

                    (ii) To the Knowledge of the Seller and Imperial, no key employee or full-time group of employees has any plans to terminate employment with Imperial. Except as set forth on Schedule 4(p)(ii) of the Disclosure Schedule, Imperial is not a party to or bound by any employment agreement or any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes since January 1, 1999. Imperial has not committed any unfair labor practice, including, without limitation, violation of the Fair Labor Standards Act of 1938 or any laws respecting the hiring of non-United States citizens.

               (q) Employee Benefits. Schedule 4(q) of the Disclosure Schedule lists all Employee Benefit Plans in which any current or former employee of Imperial participates or has participated within the last five years, whether sponsored by Imperial or a current affiliate of Imperial. To the extent reasonably available, copies of each such plan and related summary plan descriptions, trust agreements, service agreements and insurance policies and the three (3) most recent annual reports on Internal Revenue Service ("IRS") Form 5500 for each plan have heretofore been provided to the Buyer by the Seller. As to each Employee Benefit Plan in respect of which a copy has not been provided to the Buyer, Schedule 4(q) of the Disclosure Schedule contains a description of the material terms of that Employee Benefit Plan, including its eligibility requirements, benefit accrual, vesting, distributions, funding arrangements and financial condition.

                    (i) Each Employee Benefit Plan (and each related trust or insurance contract) complies and has at all times complied in all material respects in form and in operation with the applicable requirements of ERISA and the Code. No Employee Benefit Plan has been the subject of an audit, review, or examination by the Internal Revenue Service, Department of Labor, or the PBGC.

                    (ii)  The  list  of Employee Welfare  Benefit
          Plans in Schedule 4(q) of the Disclosure Schedule discloses whether each such plan is (i) self-funded,
          (ii) funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each Employee
          Welfare Benefit Plan may be amended or terminated at any time after the Closing Date without any material Liability, other than claims incurred (and premiums due) but not yet paid through the date of termination and any applicable termination fees, penalties or expenses. Each plan complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code. Schedule 4(q) of the Disclosure Schedule discloses each individual who is currently receiving, who is currently eligible or entitled to COBRA's continuation coverage, his or her monthly premium payments, and number of months remaining for such continuation coverage.

                    (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Benefit Plan or accrued on the Financial Statements in accordance with the past custom and practice of Imperial. All premiums or other payments which are due for all periods ending on or before the Closing Date with respect to each Employee Welfare Benefit Plan have been paid or accrued on the Financial Statements in
          accordance  with  the  past  custom  and  practice   of
          Imperial.

                    (iv)  Each Employee Benefit Plan which is  an
          Employee  Pension  Benefit  Plan  intended  to   be   a
          qualified plan in fact meets the requirements of a "qualified plan" under Code Sec. 401(a).

                    (v) No Employee Pension Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and the Seller and its affiliates, including Imperial, has never contributed to a Multiemployer Plan. Neither the
          Seller nor an affiliate of the Seller, including Imperial, has contributed or been obligated to contribute at any time during the immediate past five years to a "defined benefit plan" as defined in Section 3(35) of ERISA. Except as disclosed in Schedule 4(q) of the Disclosure Schedule, no Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC, and no proceeding by the PBGC to terminate any Employee Pension Benefit Plan has been instituted or, to the Knowledge of the Seller and Imperial, threatened.

                    (vi)    There   have   been   no   Prohibited
          Transactions with respect to any Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plans. No charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller and Imperial, threatened.

                    (vii) No compensation payable by Imperial or an affiliate to any of its employees, officers or directors under any existing contract, Employee Benefit Plan or other employment arrangement or under-standing (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code or be characterized as an "excess parachute payment under Section 280G of the Code.

Imperial has not incurred any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any Employee Pension Benefit Plan that Imperial and the Controlled Group of Corporations which includes Imperial maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute. Imperial does not maintain, nor has it ever maintained or contributed to, or ever has been required to contribute to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees, their spouses or their dependents (other than in accordance with Code Sec. 4980B).

               (r)   Environment, Health and Safety.   Except  as
disclosed on Schedule 4(r) of the Disclosure Schedule:

         (i) Imperial is in material compliance with all Laws concerning the environment, public health and safety, and employee health and safety, and no material charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against it or, to the Knowledge of the Seller and Imperial, is threatened alleging any failure to comply with any such Laws.

         (ii) Imperial has no material Liability (and there is no present or threatened charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Imperial giving rise to any material Liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other Law or Order of any Governmental Body, concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

         (iii) There is no present or, to the Knowledge of the Seller and Imperial, threatened, charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Imperial giving rise to any material Liability) for damage to any Real Property, location, or body of water (surface or subsurface) or for illness or personal injury.

          (iv) Imperial has no material Liability under the Occupational Safety and Health Act, as amended, or any other Law concerning employee health and safety.

          (v) Imperial has obtained and been in material compliance with all of the terms and conditions of all permits, licenses and other authorizations which are required under, and has been in material compliance with all other, Laws and Orders of any Governmental Body relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharge, releases or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes.

                    (vi) Imperial has delivered or caused to be delivered to the Buyer all environmental assessments, reports, audits and other documents in its possession or under its control that relate to Real Property that Imperial or any predecessor entity currently occupies or has occupied at any time in the past in connection with the Business.

          (vii) The Buyer will not incur more than $25,000 of Adverse Consequences in any way resulting from, arising out of, relating to or caused by the environmental matter described as item A.VI. of Schedule 4(r) of the Disclosure Schedule.

         (viii) The source of the material comprising the berm on the parcel of Real Property located in Ohio was non-hazardous construction debris, and not soil surrounding the underground storage tank formerly located on that parcel.

                    (ix) The Buyer will not incur more than $25,000 of Adverse Consequences in any way resulting from, arising out of, relating to or caused by the environmental matter described as item B.V.
          of Schedule 4(r) of the Disclosure Schedule.

                    (x) The Buyer will not incur more than $25,000 of Adverse Consequences in any way resulting from, arising out of, relating to or caused by the environmental matter described as item C.I.
          of Schedule 4(r) of the Disclosure Schedule.

               (s)  Legal Compliance. Imperial has:

          (i) been in Material compliance with all non-environmental Laws, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against Imperial which is currently pending and alleges any failure to comply with any such non-environmental Law;
(ii) not violated in any Material respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton
Act, the Robinson-Patman Act or the Federal Trade Act, each as amended;
(iii) been in Material compliance with all TOSCA and other related rules and regulations; and
(iv) been in Material compliance with all requirements to file all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all material respects) under all applicable Laws.

               (t)  Certain Business Relationships with Imperial.
Neither the Seller nor its Affiliates other than Imperial owns any property or right, tangible or intangible, which is necessary for the conduct of the Business.

               (u) Brokers' Fees. Imperial does not have any Liability or obligation to pay any fees or commissions to any broker, finder or similar representative with respect to the transactions contemplated by this Agreement.

               (v) Accounts Receivable. With respect to the accounts, notes, and loans receivable recorded on the Most Recent Financial Statements, subject to a reserve for bad debts set forth in the Most Recent Financial Statements, as adjusted for the passage of time through the Closing Date, and determined in accordance with GAAP applied on a basis consistent with Imperial's past custom and practice: (i) all of such accounts, notes, and loans receivable are free and clear of any Security Interests; (ii) no claims of offset have been asserted in writing against any of such accounts, notes, or loans receivable; and
(iii) none of the obligors to such accounts, notes, or loans receivable has given written notice that it will or may refuse to pay the full amount or any portion thereof.

               (w) Bank Accounts; Investments. Attached hereto as Schedule 4(w) of the Disclosure Schedule is a list of all banks or other financial institutions with which Imperial has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith. Schedule 4(w) of the Disclosure Schedule also contains a list of all material investments by Imperial in any funds, accounts, securities, certificates of deposit or instruments of any Person.

               (x)  THERE IS NO SUBSECTION (x).

               (y) Customers and Suppliers. Schedule 4(y) of the Disclosure Schedule lists the ten largest customers of Imperial and the ten largest suppliers of Imperial for the twelve
(12) consecutive fiscal month period ending July 1, 2000. Since the Most Recent Financial Statements Date, there has been no Material Adverse Change in the business relationship of Imperial with any customer or supplier named on Schedule 4(y) of the Disclosure Schedule. To the Knowledge of Seller and Imperial and other than in the Ordinary Course of Business, no customer or supplier named on Schedule 4(y) of the Disclosure Schedule has threatened or expressed an intention to reduce materially the volume of its purchases from or sales to Imperial or otherwise materially modify its business relationship with Imperial. Notwithstanding the foregoing, no representation or warranty is made by the Seller that Imperial's relationship with any customer or supplier will not be effected by the purchase of Imperial by the Buyer.

               (z) Certain Business Practices. Neither Imperial nor any of its directors, officers, agents or employees has
(i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

          5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

               (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 7 below).

               (b) Notices and Consents. The Seller will cause Imperial to give any notices to third parties, and will cause Imperial to use its  reasonable best efforts to obtain third-party consents, that the  Buyer may reasonably request in connection with the  matters pertaining  to Imperial disclosed or required to be disclosed  in the  Disclosure  Schedule.  Each of the  Parties  will  take  any additional action (and the Seller will cause Imperial to take any additional action) that may be necessary, proper or advisable  in
connection  with  any  other  notices  to,  filings   with,   and
authorizations, consents, and approvals of Governmental Bodies, and third parties that he, she or it may be required to give, make or obtain.

      (c) Operation of Business. Except as contemplated hereby or as may be incidental to or in furtherance of the transactions contemplated hereby or as may have been set forth herein or in the Disclosure Schedule, without the consent of the Buyer (which consent shall not be unreasonably delayed or withheld), the Seller will not cause or permit Imperial to engage in any practice, take any action, embark on any course of inaction or enter into any transaction outside the Ordinary Course of Business or that would constitute a breach of the representation and warranty contained in Section 4(f) hereof if such action, inaction or transaction occurred after the date of the Most
Recent Financial Statements and prior to the date of this Agreement.

   (d) Preservation of Business. Except as contemplated hereby or as may be incidental to or in furtherance of the transactions contemplated hereby or as may have been set forth herein or in the Disclosure Schedule, the Seller will cause Imperial to use its reasonable best efforts to keep the Business and Imperial's
properties   substantially   intact,   including   its    present
operations,   physical   facilities,  working   conditions,   and
relationships with lessors, licensors, suppliers, customers and employees.

      (e) Access. Prior to the termination of this Agreement as provided in Section 9 herein, the Seller will permit, and the
Seller will cause Imperial to permit, representatives of the Buyer to have access at reasonable times, and in a manner so as not to interfere with the normal business operations of Imperial, to the headquarters and all other facilities of Imperial, to all books, records, contracts, Tax records and documents of or pertaining to Imperial and to all employees, customers and suppliers of Imperial, provided however, that the Buyer shall not be entitled to conduct any further environmental investigation on site at the Real Property. During the Buyer's on-site investigation of Imperial, except as otherwise provided herein, the Buyer shall not discuss any aspects of the operation of Imperial with any employee of Imperial, and the Buyer shall direct all requests for information and material only through the Seller, unless otherwise agreed to by the Buyer and the Seller in writing. The Buyer shall be entitled to contact and interview the customers of Imperial listed on Schedule 5(e) of the Disclosure Schedule ("Designated Imperial Customers"), which communications and interviews shall be conducted in strict conformity with the format included in Schedule 5(e) of the Disclosure Schedule, provided that the President of Imperial and/or representatives designated by him shall accompany representatives of the Buyer on any visit to or with any Designated Imperial Customer, and shall participate in all communications between the Buyer and any Designated Imperial Customer. At the request of the Buyer, the Seller shall proceed to arrange with Imperial a mutually agreeable time and place at which the Buyer may conduct interviews with key employees of Imperial.

(f) Notice of Developments. The Seller will give prompt written notice to the Buyer of the occurrence of any Material Adverse Change or Event. Each Party will give prompt written notice to the others of any Material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement.

  (g) Exclusivity. The Seller will not (and the Seller will not cause or permit Imperial to) (i) solicit, initiate or encourage the submission of any proposal or offer from any person involving Imperial or the Business relating to any (A) liquidation, dissolution or recapitalization, (B) merger or consolidation,
(C)   acquisition  or  purchase  of  securities  or   assets   or
(D)    similar    transaction   or   business   combination    or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by an, person to do or seek any of the foregoing.

  (h) HSR Act Filing. The Buyer, the Parent and the Seller will use commercially reasonable efforts to file or cause to be filed with the FTC and the DOJ at Buyer's expense, as promptly as practicable but in no event later than one (1) business day after the execution of this Agreement, the Notification and Report Form and related material required to be filed in connection with the transactions contemplated in this Agreement pursuant to the HSR Act, and to promptly file any additional information requested by the FTC or the DOJ as soon as practicable after receipt of a request therefor. In addition, the Buyer and the Parent shall use its commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorizations relating to the HSR Act that is required for the consummation of the transactions contemplated by this Agreement; provided, however, that neither the Parent nor the Buyer shall be obligated hereby to accept any order providing for the divestiture by either the Parent or the Buyer of such of the assets relating to the Business (or, in lieu thereof, assets and businesses of the Parent or the Buyer having an approximate equivalent value) as are necessary to fully consummate the transactions contemplated by this Agreement or an order to hold separate such assets and businesses pending such divestiture.

 (i) Plant Closing Notification. The Buyer shall be responsible for providing any notice of layoff or plant closing required with respect to any manufacturing facility of Imperial pursuant to the Federal Worker Adjustment and Retraining Notification Act of 1988, any successor federal law and any applicable state or local plant closing notification statute, for any such layoffs or plant closings which will commence effective on or subsequent to the Closing Date.

       (j) Intercompany Items. The Seller shall, as of the date immediately preceding the Closing Date, by appropriate documentation and accounting entries, eliminate any intercompany payables, receivables and/or indebtedness to the Seller arising prior to the Closing Date, provided that the Seller expressly agrees that any other provision of this Agreement to the contrary notwithstanding, the "basket" provisions of Section 8(b)(ii) hereof shall not apply to any obligation of the Seller to the Buyer for a breach of this covenant.

       (k) Excluded Assets and Excluded Liabilities. The Seller covenants to the Buyer that prior to the Closing, Imperial shall transfer and assign to the Seller, and the Seller shall accept and assume, all of the Excluded Assets and all of the Excluded Liabilities, and the Seller shall cause all related reserves to be eliminated from the financial books and records of Imperial.

               (l) No Negative Cash. The Seller covenants to the Buyer that Imperial shall not have a negative cash position on close of business on the Closing Date, provided that the Seller expressly agrees that any other provision of this Agreement to the contrary notwithstanding, the "basket" provisions of Section 8(b)(ii) hereof shall not apply to any obligation of the Seller to the Buyer for a breach of this covenant.

               (m) Title Insurance. To the extent reasonably requested by the Buyer, the Seller and Imperial shall cooperate with the Buyer and assist the Buyer in obtaining (at the Buyer's expense) with respect to each parcel of Real Property, an ALTA Owner's and Leasehold Policies of Title Insurance in form and substance reasonably acceptable to the Buyer's counsel.

               (n) Surveys. To the extent reasonably requested by the Buyer, the Seller and Imperial shall cooperate with the Buyer and assist the Buyer in obtaining (at the Buyer's expense) with respect to each parcel of Real Property as to which a title insurance policy is to be procured pursuant to Section 5(m) above, a current survey of that parcel certified to the Buyer, prepared by a licensed surveyor in form and substance reasonably acceptable to the Buyer's counsel.

               (o) Certain Insurance Policies and Arrangements. With respect to each of the insurance policies and other contractual arrangements listed  on Schedule 5(o) of the Disclosure Schedule, on or before the  Closing,  the Seller shall cause the insurer providing  such
insurance   policy  or  the  other  party  to  such   contractual
arrangement,  as  the  case  may  be,  to  establish  a  separate
insurance   policy  or  contractual  arrangement   for   Imperial
providing  for identical coverage as under such insurance  policy
(and, with respect to the stop-loss insurance policy, taking into account  claims  paid during the portion of the  contract  period
preceding   the  Closing)  or  identical  terms  as  under   such
contractual arrangement, to remain in effect for a period of time commencing no later than the Closing and ending on the date of the expiration of such insurance policy or the contract period of such contractual arrangement (subject to the terms and conditions of such policy or contract), as set forth opposite that insurance policy or contractual arrangement on Schedule 5(o) of the Disclosure Schedule. The Buyer acknowledges, however, that the cost of such separate policies and contractual arrangements will be higher than the cost of such policies and contractual arrangements to the Seller or Imperial prior to the Closing.

 (p) Comparison Month Financial Statements. The Seller covenants to the Buyer that (i) the Seller shall cause to be prepared and delivered to the Buyer within five (5) days following the date hereof, Imperial's unaudited balance sheet and statement of operations, changes in stockholders' equity and cash flows as of and for the eleven month period commencing September 26, 1999 and ending on the last day of the Comparison Month (the "Comparison Month Financial Statements"), and (ii) except as set forth on
Schedule 4(e) of the Disclosure Schedule, the Comparison Month Financial Statements shall be (A) prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, (B) correct and complete in all material respects, (C) fairly present the financial condition and results of operations of Imperial as of such date and for the period indicated, and (D) prepared from and in accordance with the books and records of Imperial (which books and records shall be correct and complete in all material respects).

      (q) Physical Inventory Taking and Determination of Whether Inventory Reserve Understatement Exists. The Seller shall have caused the conduct of the Physical Inventory Taking to be commenced on or about September 5, 2000. Within fifteen (15) days following the date of this Agreement Arthur Andersen shall conduct an audit of the Adjusted Inventory as reflected in the Comparison Month Financial Statement and issue a written report thereon, which report shall disclose whether or not an Inventory Reserve Understatement exists. The Buyer shall have an opportunity to review and comment on the said Arthur Andersen report and its underlying workpapers for at least five (5) days following its receipt of same from Arthur Andersen. The Buyer and the Seller agree to consult and resolve in good faith any issues arising as a result of the Buyer's review of the said Arthur Andersen report. If the Buyer and the Seller are unable to reach an agreement on the conclusions of the said Arthur Andersen report within such five (5) day period, they shall submit the issue to arbitration by a nationally recognized accounting firm mutually acceptable to the Buyer and the Seller, whose determination shall be made within twenty (20) days following the first to occur of the date the Parties conclude they are unable to reach agreement or the date of the expiration of the said five
(5) day period, and shall be final and binding on the Parties, and whose expenses shall be shared equally by the Buyer and the Seller.

   (r) Termination of Johnson Salary Continuation Agreement. The Seller shall deliver to the Buyer a copy of any termination of, or amendment to, that certain Salary Continuation Agreement dated May 1, 1999 by and between the Seller and Robert D. Johnson (the "Johnson Agreement").

          6. Additional Covenants. The Parties further covenant and agree as follows:

 (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under
Section 8 below). The Seller acknowledges and agrees that, from and after the Closing, the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to Imperial; provided that the Seller may retain any copies of the foregoing as shall be necessary to comply with applicable tax and other laws, regulations and ordinances.

   (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Imperial, each of the other Parties will cooperate with him, her or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

               (c) Obligation to Refer Inquiries. The Seller will use reasonable best efforts to refer all customer inquiries relating to Imperial's Business to the Buyer and/or Imperial from and after the Closing for a period of 12 months thereafter.

(d) Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement for a period of two (2) years commencing with the day following the Closing Date, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its reasonable best efforts to obtain, at the reasonable request and at the expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such Portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure. Notwithstanding anything contained in this Section 6(d) to the contrary, the Seller shall not be prevented from keeping copies of Confidential Information and including such information in any filing, report or disclosure it reasonably believes it is required to make pursuant to Law, including without limitation any filings, reports or disclosures to the IRS or the Securities and Exchange Commission.

               (e)  Additional Tax Matters.

                    (i) The Seller shall be responsible for the preparation and filing of all of the Seller's federal consolidated income Tax
          Returns with respect to all Pre-Closing Tax Periods, which shall include Imperial, and for the payment of all federal income Taxes with respect to such Tax Returns.
(ii) The Seller shall be responsible for the preparation and filing of all state and local Tax Returns ("SAL Tax Returns") of Imperial for Pre-Closing Tax Periods that are required to be filed on or before the Closing Date, and for the payment of all Taxes with respect to such SAL Tax Returns. Such SAL Tax Returns shall be prepared in a manner consistent with prior practice, and shall utilize accounting methods, elections and conventions that do not have the effect of distorting the allocation of income or expense between Pre-Closing Tax Periods and Post-Closing Tax
Periods, unless required otherwise by law.
(iii) The Seller shall have prepared and delivered to the Buyer for review and comment thereon at least fifteen (15) days prior to the due date for their filing Tax Returns relating solely to Pre-Closing Tax Periods that have not been filed on or prior to the Closing Date and which are required by applicable law to be signed and filed by the Buyer, provided that the provisions of this paragraph (iii) shall not apply to any SAL Tax
Returns (other than those to be filed in the States of Ohio and Texas) in which Section 338 Taxes are or will be due and owing
(collectively, the "Applicable SAL Tax Returns"), which
Applicable SAL Tax Returns shall be subject to the provisions of paragraph (xiii) hereof. The Buyer and the Seller agree to consult and resolve in good faith any issues arising as a result of the review of such Tax Returns by the Buyer prior to the filing of Tax Returns to which this paragraph (iii) applies. The
Seller shall promptly reimburse the Buyer, in immediately available funds, any Taxes that are required to be paid with such Tax Returns.
(iv) The Buyer shall be responsible for the preparation and filing of all Straddle Period Tax Returns with respect to Imperial, and for the payment of all Taxes with respect to such Tax Returns. The Buyer shall provide the Seller with an opportunity to review and consult on all such Tax Returns at least fifteen (15) days prior to the due date for the filing of such Tax Returns, provided that the Buyer and the Seller agree to consult and resolve in good faith any issues arising as a result of the review of such Tax Returns by the Seller prior to the filing of such Tax Returns. The Seller shall reimburse the Buyer, in immediately available funds, for the portion of any Tax relating to the Straddle Period that is allocable, in accordance with paragraph (vii) below, to the pre-Closing portion of such Straddle Period other than any Section 338 Taxes.
(v) The Buyer shall be responsible for the preparation and filing of all Tax Returns and the payment of all Taxes with respect to Imperial for all Post-Closing Tax Periods.
(vi) To the extent permitted by law, the Seller and the Buyer shall use their best efforts to cause any Tax period to close on the Closing Date.
(vii)     Except for Section 338 Taxes provided for in paragraph
(xiii) below, Taxes payable with respect to a Straddle Period shall be allocated to the pre-Closing and post-Closing portions of a Straddle Period on the basis of the Audited Statement of Net
Working Capital, except that Taxes imposed on a periodic basis, such as real and personal property Taxes, shall be prorated based on the number of days before and after the Closing Date.
(viii)    The Buyer covenants that it will not cause or permit
Imperial or any other Affiliate of the Buyer to amend any Tax
Return, take any Tax position on any Tax Return, or take any other action that results in any increased Tax liability of Imperial or the Seller in respect of any Pre-Closing Tax Period without the prior consent of the Seller, which consent shall not be unreasonably withheld or delayed. The Seller covenants that neither it nor any Affiliate of the Seller will amend any Tax
Return, take any position on any Tax Return, or take any other action that results in any increased Tax liability of Imperial or the Buyer in respect of any Post-Closing Tax Period without the prior consent of the Buyer, which consent shall not be unreasonably withheld or delayed.
(ix) The Seller shall pay any stock transfer taxes due as a result of the sale of the Imperial Shares to the Buyer pursuant to the transactions contemplated by this Agreement.
(x) The Buyer shall promptly pay or shall cause prompt payment to be made to the Seller of all refunds of Taxes and interest thereon received by, or credited against the Tax liability of the Buyer, Imperial or any other Affiliate of the Buyer attributable to Taxes paid by the Seller, Imperial or any other Affiliate of the Seller with respect to any Pre-Closing Tax Period or pre-
Closing portion of a Straddle Period. If, with respect to a Tax
Return required to be filed by Imperial, the Seller reasonably determines that Imperial is entitled to file a claim for refund or an amended Tax Return with respect to a Pre-Closing Tax
Period, the Buyer shall, upon the Seller's reasonable request, cause Imperial to file any such claim or amended Tax Return, except in the instance where the Buyer reasonably believes that to take that action would adversely affect the Buyer's interests.
(xi) At the Buyer's request and expense, the Seller shall join the Buyer in making elections under Code Sec. 338(g) and Code
Sec. 338(h)(10) of the Code and any state, local and foreign counterparts with respect to Imperial (the "Section 338
Elections"). The Seller and the Buyer shall jointly complete and make the Section 338 Elections on the applicable forms and in accordance with applicable law. The Buyer shall deliver such forms and related documents to the Seller within fourteen (14) days following the Seller's receipt of the final Purchase Price allocation referred to in Section 6(e)(xii) below. The Seller shall, within fourteen (14) days of its receipt of those forms and related documents, deliver to the Buyer such completed forms as are required to be filed with respect to the Section 338
Elections. The Buyer and the Seller shall timely file the Section
338 Elections and any required forms and documents.
Notwithstanding the foregoing, the Seller makes no representation, warranty or covenant as to the validity or effectiveness of the Section 338 Elections other than as to the capacity and authority of its officers or employees who join in the making of the Section 338 Elections.
(xii) The Buyer and the Seller shall act reasonably and in good faith to reach an agreement promptly, but in no event later than one hundred fifty (150) days after the Closing Date, on the allocation of the Purchase Price among the assets of Imperial for purposes of the Section 338 Elections. The Buyer shall deliver to the Seller a proposed allocation of the Purchase Price within one hundred twenty (120) days following the Closing Date. The Seller shall have an opportunity to review and comment on such proposed allocation of the Purchase Price for at least fifteen (15) days following its receipt of same from the Buyer. The Buyer and the Seller agree to consult and resolve in good faith any issues arising as a result of the Seller's review of the Buyer's proposed allocation of the Purchase Price. If the Buyer and the Seller are unable to reach an agreement on the allocation of the Purchase Price within such one hundred fifty (150) day period, they shall submit the issue to arbitration by a nationally recognized accounting firm mutually acceptable to the Buyer and the Seller, whose determination shall be made within forty-five
(45) days following the first to occur of the date the Parties conclude they are unable to reach agreement or the date of the expiration of the said one hundred fifty (150) day period, and shall be final and binding on the Parties, and whose expenses shall be shared equally by the Buyer and the Seller.
(xiii) Subject to the limitations set forth in the penultimate sentence of this paragraph (xiii), the Buyer shall be responsible for the payment of any Taxes of the Seller's affiliated group or Imperial imposed by any State or local tax authority that result from the Section 338 Elections (the "Section 338 Taxes"). The
Applicable SAL Tax Returns shall be (x) prepared by the Seller in mass in a manner consistent with prior practice, and shall utilize accounting methods, elections and conventions that do not have the effect of distorting the allocation of income or expense between Pre-Closing Tax Periods and Post-Closing Tax Periods, unless required otherwise by law, (y) delivered to the Buyer in one group comprising all of the Applicable SAL Tax Returns within one hundred fifty (150) days after the Closing Date, and (z) accompanied by a written report (the "Section 338 Report") prepared by Arthur Andersen that sets forth in detail the computation of the Section 338 Taxes due therewith and all other
Taxes due therewith relating to Pre-Closing Tax Periods (the "Non-
Section 338 Taxes"). The Buyer and its accounting firm shall have a period of not more than thirty (30) days to review and comment upon the Applicable SAL Tax Returns and the Section 338 Report.
The Seller and Arthur Andersen shall permit the Buyer and its accounting firm access to the Tax and accounting records they reasonably request in order to verify the calculations set forth in the Applicable SAL Tax Returns and the Section 338 Report. The
Buyer and the Seller shall act reasonably and in good faith to reach an agreement regarding the amount of the Section 338 Taxes and the Non-Section 338 Taxes due with the Applicable SAL Tax
Returns. If the Buyer and the Seller are unable to reach an agreement within sixty (60) days after the Seller's delivery of the Section 338 Report to the Buyer, then they shall promptly submit the matter to arbitration by a nationally recognized accounting firm mutually acceptable to the Seller and the Buyer, whose determination shall be made within ninety (90) days after the Seller's delivery of the Section 338 Report to the Buyer, which shall be final and binding on the Parties. The expenses and fees of the said accounting firm shall be shared equally by the Buyer and the Seller. Following the determination of the Section
338 Taxes and the Non-Section 338 Taxes due in respect of the Applicable SAL Tax Returns, the Seller shall promptly pay to the Buyer in immediately available funds an aggregate amount, if any, equal to the sum of (1) the Non-Section 338 Taxes, if any, plus
(2) the Section 338 Taxes, if any, in excess of $403,000. The
Buyer shall promptly pay to the Seller in immediately available funds an amount equal to the lesser of (x) any third-party advisory fees paid by the Seller in connection with the Section
338 Elections and the analysis and determination of the Section
338 Taxes plus any additional Taxes payable by the Seller's affiliated group as a result of the Buyer's payment of any
Section 338 Taxes, or (y) $37,000 (the "Special Section 338 Gross-
Up Amounts and Fees").
(xiv) The Seller, the Buyer and Imperial shall cooperate in good faith in (a) preparing and filing all Tax Returns,
(b) maintaining and making available to each other all records necessary in connection with the preparation and filing of all Tax Returns and the payment of all Taxes and (c) resolving all disputes and audits with respect to any Tax Returns and Taxes.
The Buyer and the Seller recognize that each may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the other; therefore, the Buyer and the Seller agree (A) to retain and maintain Tax records relating to Imperial for a period expiring on the earlier of five
(5) years after the Closing Date or a date that is at least ninety (90) after the expiration of all applicable statutes of limitation relating to Taxes and Tax Returns, (B) to allow each other and their agents and representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records, such activities to be conducted during normal business hours and at the requesting party's expense and
(C) and to offer the other parties such records before destroying such records.

               (f) Covenant Not to Compete. For a period of four (4) years from and after the Closing Date, the Seller will not, directly or indirectly, as shareholder, partner, associate, principal, agent, trustee or through the agency of any corporation, partnership, association or agent, (i) participate or engage in the Business existing as of the Closing Date, (ii) take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of Imperial from maintaining the same business relationships with Imperial after the Closing as it maintained with Imperial prior to the Closing, or service or solicit any of Imperial's Business from any customer of Imperial, (iii) request or advise any customer of Imperial to withdraw, curtail or cancel such customer's business with Imperial or (iv) solicit for employment any person employed by Imperial on the Closing Date (other than through means of general advertisements); provided however, that (A) no owner of less than five percent (5%) of the outstanding stock of any publicly traded corporation shall, for purposes of this Section 6(f), be deemed to engage solely by reason thereof in any of its businesses and (B) the future acquisition by the Seller or its Affiliates of any Person or business engaged in the Business shall not be deemed to violate this Section 6(f) if (x) less than ten percent (10%) of the total revenues of such acquired business or Person are derived from the Business and (y) Sovereign is given a right of first refusal pursuant to which it could purchase the portion of the acquired business that is engaged in the Business.

               (g) Employee Benefit Plans. Except as set forth in Schedule 4(q) of the Disclosure Schedule, from and after the Closing Date, the Buyer shall be the plan sponsor for each and every Employee Benefit Plan of Imperial that is listed on
Schedule 4(q) and shall continue as sponsor of each such plan and related trusts, insurance contracts, other assets and documents that have been maintained by Imperial or the Seller for the benefit of employees or former employees of Imperial and all of which plans, trusts, insurance contracts and other assets and documents are set forth on Schedule 4(q) of the Disclosure Schedule); provided, however, that with respect to:

                    (i) Buyer's Plan. The Current Employees who are salaried employees or hourly employees not subject to a collective bargaining agreement shall cease participating in the NS Group, Inc. Salaried Employees Retirement Savings Plan (the "Seller's Plan") as of the Closing Date. The Buyer or Imperial shall establish or designate a defined contribution plan (the "Buyer's Plan") effective as of the Closing Date, to accept the assets of, and to assume the liability of, the Seller's Plan associated with those Current Employees participating in the Seller's Plan on the Closing Date (collectively, the "Affected Participants").

          (ii) Transfer of Plan Assets. No later than 30 days after the Closing Date, the Buyer shall deliver to the Seller (a) a copy of the Buyer's Plan and any amendment necessary to effectuate the transfer of assets and the assumption of account balances in accordance this Section and to preserve any benefits protected from elimination or modification under Code Section 411(d)(6),
          (b) a copy of the trust agreement for the Buyer's Plan, and either, (c) the most recent favorable determination letter from the IRS with respect to the Buyer's Plan, or (d) an opinion from the Buyer's legal counsel acceptable to the Seller that the Buyer's Plan document(s), as so amended, complies or will comply on a timely basis with the applicable provisions of the Code relating to the qualification of, and the transfer of assets and assumption of benefit liabilities by, the Buyer's Plan. As soon as practicable, but in no event later than 90 days after the Buyer has established or designated the Buyer's Plan, the Seller shall cause the Seller's Plan to transfer to the Buyer's Plan the value of Affected Participants' account balances in the Seller's Plan as of the transfer date, including shares of NS Group, Inc. Common Stock having a fair market value equal to the aggregate value of the Affected Participants' account balances invested in the NS Group Common Stock Fund under the Seller's Plan as of the transfer date. Prior to the transfer of assets, the Seller shall certify in a form acceptable to the Buyer as follows: (1) that the assets being transferred to the Buyer's Plan equal the liabilities associated with the Affected Participants under the Seller's Plan; (2) that the assets being transferred to the Buyer's Plan from the Seller's Plan were calculated in accordance with the provisions of the Seller's Plan, Section 414(l) of the Internal Revenue Code, and Section 1.414(l)-1 of the Treasury Department Regulations; and (3) that the transfer of assets to the Buyer's Plan from the Seller's Plan will satisfy the requirements of Section 414(l) of the Internal Revenue Code and
          Section 1.414(l)-1 of the Treasury Department Regulations. Upon such transfer and certification, the Buyer, Imperial and the Buyer's Plan shall be responsible for all benefits attributable to Affected Participants' accounts and the Seller and the Seller's Plan shall cease to have any liability for such benefits or accounts.

          (iii) Back Service Credit. Service of each Current Employee shall be recognized by the Buyer in connection with the administration of the Buyer's Plan and the Buyer's Welfare Benefit Plans for all purposes, including, without limitation, vesting, eligibility for benefits, level of benefits and optional forms of payment, but not benefit accrual.

          (iv) Benefits. The Buyer covenants to the Seller that after the Closing Date, the Buyer shall cause Imperial to provide to each Current Employee benefits that are no less favorable than the benefits offered by the Buyer to the employees of the Buyer's operating subsidiaries relative to geographic location, business area, job description, seniority and related relevant classifications.

          (v) COBRA. Schedule 4(q) of the Disclosure Schedule lists all of the current and former employees of Imperial and the dependents of such employees with respect to whom a qualifying event occurred prior to or on the Closing Date and who is receiving or who is currently entitled or eligible to continuation coverage under COBRA. The Buyer shall assume all COBRA obligations with respect to all such persons. The Buyer shall assume all COBRA obligations that arise on or after the Closing Date under all Employee Welfare Benefit Plans that are listed in Schedule 4(q) of the Disclosure Schedule which are group health plans subject to COBRA.

               (h)   Disability  Workers' Compensation.   To  the
extent commercially feasible, the Buyer and its plans shall assume all responsibility for unpaid workers' compensation, short-term disability and long-term disability claims made by a Current Employee after the Closing Date. With respect to any Current Employee on short-term disability on the Closing Date, the Buyer shall, at its expense, continue short-term disability coverage substantially similar to that provided by the Seller.

               (i) Severance Policy. The Buyer shall establish and maintain, for the period commencing on the Closing Date and terminating not less than one (1) year following the Closing Date, a severance policy for Imperial which provides severance benefits to the Current Employees who are retained by Imperial following the Closing Date which are substantially similar to the severance benefits described on Schedule 6(i) of the Disclosure Schedule; provided that nothing in this Agreement shall require the Buyer to retain any Current Employee or prevent the Buyer from terminating any Current Employee at any time to the extent not inconsistent with applicable Law.

               (j) Collective Bargaining Agreement. The Buyer agrees to be bound by the terms and conditions of the collective bargaining agreement covering employees of Imperial described on
Schedule 4(p)(ii) of the Disclosure Schedule and to continue to provide any compensation or employee benefits required to be provided under the terms of Imperial's collective bargaining agreement.

               (k)   Backyear Audits.  Following the Closing, the
Seller shall cooperate with the Buyer's efforts to cause Imperial, at Buyer's expense, to deliver, or cause to be delivered, to the Buyer an unqualified and unmodified audit report of Ernst &Young, LLP on the balance sheets of Imperial as of September 26, 1998 and September 25, 1999, and audited statements of operations and cash flows of Imperial for the fiscal years then ended, which report shall be without limitation as to the scope of the audit. The Seller shall assist the Buyer, at no third-party cost or expense to the Seller, by providing all management letters, reports or representations reasonably requested by such auditors in connection with such audits. In addition, the Buyer and the Seller shall cooperate with all reasonable requests of the other to take any actions required to consummate the transactions contemplated by this Agreement, and to provide the other with such assistance as is reasonably necessary to comply with all of their respective filing and reporting obligations.

               (l) Special Arrangements Relating to Known Environmental Matters. All of the items listed on Schedule 4(r) of the Disclosure Schedule are collectively referred to as "Known Environmental Matters", provided that for purposes of this Agreement, a breach of any of the representations of the Seller set forth in Sections 4(r)(vii), (viii), (ix) and (x) are not Known Environmental Matters, and the breach by the Seller of any of the representations and warranties set forth therein are not subject to the provisions of this Section 6(l). (Further, the Parties expressly acknowledge and agree that notwithstanding that the Seller has furnished the Buyer with a copy of that certain report dated June 14, 2000 prepared by BHE Environmental concerning the Imperial facility located in Cincinnati, Ohio, the subject of that report shall also not be treated as a Known Environmental Matter to which the provisions of this Section 6(l) apply.) The Parties hereby agree that following the Closing, the Buyer shall have the right to conduct the following activities relating to the Known Environmental Matters (collectively referred to as "Known Environmental Activities"): (x) all activities reasonably necessary for the assessment, sampling, investigation, monitoring, remediation, abatement or the like relating to any of the Known Environmental Matters ("Known Environmental Identification and Remediation Activities"); and
(y) the defense, settlement and/or other resolution of all third party claims against the Seller, Imperial, the Buyer or the Parent (including those asserted by any governmental agency) arising from or relating to any of the Known Environmental Matters to the extent such claims are asserted against the Seller, Imperial, the Buyer or the Parent ("Known Environmental Third Party Claims" and "Known Environmental Claim Resolution Activities," respectively).

                    (i) With respect to the conduct of the Known Environmental Identification and Remediation Activities and any Known Environmental Claim Resolution Activities in connection with any Known Environmental Third Party Claims brought by any governmental agency, the Parties hereby agree as follows:

                         (A)  as appropriate, such activities
               shall be conducted by an environmental consultant selected by the Buyer with the consent of the Seller, which consent shall not be unreasonably delayed or withheld;

                         (B)  a copy of all submissions to any
               Governmental Body, including without limitation work plans, sampling and analysis plans and health and safety plans, shall be delivered to the Seller within a reasonable time in advance of the submission date to allow for the Seller to review and consult with the Buyer;

                         (C)  the Buyer shall deliver to the
               Seller copies of all information discovered or prepared as a result of the Buyer's conduct of any such activities, including, but not limited to results of soil or groundwater analysis, pumping test results, monitoring results and consulting reports or correspondence;

                         (D)  the Seller shall have the right to
               attend all meetings or discussions with any Governmental Body, and the Seller shall receive notice of the time and place of the meeting or discussion within a reasonable time prior to any such meeting or discussion, provided that so long as the Buyer has furnished the Seller with such reasonable advance notice thereof, the Buyer shall have no responsibility for the Seller's unavailability or failure to attend any such meeting; and

                         (E)  the Seller or its representative
               shall have the right to enter the relevant portion of Imperial's Real Property at all reasonable times for the purpose of observing the conduct or performance of any such activities, subject to reasonable health and safety plans or restrictions imposed on the Seller during such observation.

                    (ii) With respect to the conduct of any Known Environmental Claim Resolution Activities in connection with any Known Environmental Third Party Claims other than a Known Environmental Third Party Claim brought by a Governmental Body, the Parties hereby agree as follows:

                         (A)   upon  the  Buyer's  or  Imperial's
               receipt of any such Known Environmental Third Party Claim Buyer shall promptly so notify the Seller in writing; provided, however, that no delay on the part of the Buyer in notifying the Seller shall relieve the Seller from any liability or obligation hereunder unless (and then solely to the extent) the Seller is damaged and prejudiced from adequately participating in the defense of that Known Environmental Third Party Claim;

                         (B)   the  Buyer shall defend  any  such
               Known Environmental Third Party Claim with counsel of its choice reasonably satisfactory to the Seller, provided that the Seller may retain separate co-counsel at its sole cost and expense, to participate (as an observer) in such defense, further provided that the Buyer shall have full and complete control over any such defense;

                         (C)  the Buyer shall deliver or cause to
               be delivered to the Seller copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any such Known Environmental Third Party Claim, and timely notices of, and the right to participate (as an observer) in any hearing or other court proceeding relating to any such Known Environmental Third Party Claim; and

                         (D)   the  Buyer may defend  against  or
               enter into any settlement with respect to any such Known Environmental Third Party Claim in any manner it reasonably may deem necessary or appropriate.

                    (iii)     If the Seller objects to any
          significant matter related to any of the Known Environmental Activities, the Seller and the Buyer agree that they will attempt in good faith to promptly resolve any such dispute, provided, however, that if such dispute cannot be resolved through good faith negotiations, the Buyer shall have the absolute right to conduct the Environmental Activities in a manner that it reasonably deems to be appropriate.

                    (iv) The Parties hereby agree that the Seller shall reimburse the Buyer in immediately available funds, within ten (10) days after receipt by the Seller of reasonably satisfactory supporting documentation from the Buyer, for (x) two-thirds (2/3rds) of the first $750,000 of "Known Environmental Costs" (as that term is hereinafter defined) incurred by the Buyer and
          (y) one-half (1/2) of the next $750,000 of Known Environmental Costs incurred by the Buyer, provided that in no event shall the Seller be liable for more than an aggregate of $875,000 of Known Environmental Costs (the portion of the Known Environmental Costs for which the Seller is liable to Buyer under this Section 6(l) being hereinafter referred to in this Agreement as the "Seller's Portion of Known Environmental Costs"). For purposes of this Agreement, the term "Known Environmental Costs" means the aggregate sum of all costs and expenses incurred by Buyer in conducting the Known Environmental Activities during the seven (7) year period following the Closing.

               (m) Post-Closing Employee Benefit Matters. The Seller covenants to the Buyer that the Seller shall cooperate with the Buyer and Imperial in establishing the insurance policies and contractual arrangements listed in Schedule 5(o) of the Disclosure Schedule.

          7.   Conditions to Obligations to Closing.

               (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

                    (i) Representations and Warranties. The representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, provided that in the case of the representation and warranty contained in Section 4(f)(i), the provisions of Section 7(a)(xi) shall apply.
(ii) Covenants. The Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.
(iii) Third Party Consents. Imperial shall have procured all necessary third party consents specified in Section 5(b) above.
(iv) Government Order, Injunction. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment order, decree, stipulation, injunction or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) affect adversely the right of the Buyer to own the Imperial Shares or have a Material Adverse Effect on Imperial's operation of the Business
(and no such judgment order, decree, stipulation, injunction or charge shall be in effect).
(v) Compliance Certificate. The Seller shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects.
(vi) Entire Ownership; Absence of Liens. The acquisition by the
Buyer of the Imperial Shares shall represent one hundred percent
(100%) of the issued and outstanding capital stock of Imperial and all of the Imperial Shares shall be free and clear of any Security Interests or other liens, claims or encumbrances of any nature whatsoever.
(vii) Governmental Approvals. The Parties and Imperial shall have received all required authorizations, consents and approvals of Governmental Bodies including such authorizations, consents or approvals required under the HSR Act and set forth in the Disclosure Schedule;
(viii) Buyer Completion of Customer Due Diligence. Within fourteen (14) days following the date of this Agreement, the Buyer shall have completed a due diligence investigation of the Designated Imperial Customers subject to the provisions of
Section 5(e) hereof and determined that no Material Adverse
Change has occurred in Imperial's vendor-customer relationship with those Designated Imperial Customers, by delivering to the Seller a written letter within the said fourteen (14) day period advising the Seller to that effect (the "Buyer Customer DDI Sign-
Off Letter"); provided that: (A) if the Buyer shall fail to deliver the Buyer Customer DDI Sign-Off Letter to the Seller within the said fourteen (14) day period, the Buyer shall be deemed to have waived the condition imposed by this Section
7(a)(viii); and (B) if a Material Adverse Change shall have occurred and the Buyer shall, in its absolute discretion, elect not to waive the condition created by this Section 7(a)(viii), the Buyer shall pay the Seller the Termination Fee, payment of which shall be made in immediately available funds by the Buyer to the Seller within ten (10) days following the termination of this Agreement by the Buyer.
(ix) Opinion of Seller's Counsel. The Buyer shall have received from counsel to the Seller an opinion with respect to the matters set forth in Exhibit B attached hereto, addressed to the Buyer and dated as of the Closing Date;
(x) Resignations. The Buyer shall have received the resignations, effective as of the Closing, of (A) each director of Imperial and (B) each officer of Imperial designated by the Seller, in each case prior to the Closing.
(xi) Absence of Certain Changes. Since the date of this Agreement no Material Adverse Change shall have occurred in Imperial's
Business, provided that if a Material Adverse Change shall have occurred and the Buyer shall, in its absolute discretion, elect not to waive the condition created by this Section 7(a)(xi), the Buyer shall pay the Seller the Termination Fee, payment of which shall be made in immediately available funds by the Buyer to the Seller within ten (10) days following the termination of this Agreement by the Buyer.
(xii)     Transfer of Excluded Assets and Excluded Liabilities;
No Security Interests. All Excluded Liabilities and all Excluded
Assets shall have been transferred to and assumed by the Seller, all Funded Indebtedness of Imperial shall have been paid in full prior to or at the Closing and all Security Interests in the Shares and in any assets of Imperial except Permitted Liens shall have been fully released of record to the satisfaction of the Buyer and all mortgages and Uniform Commercial Code financing statements covering such Funded Indebtedness shall have been terminated or the Buyer shall be reasonably satisfied that all such Security Interests will be fully released of record within three (3) days thereafter.
(xiii) Required Corporate and Shareholder Actions. All appropriate corporate and shareholder authorizations of Imperial shall have been obtained.
(xiv) Absence of Proscribed Transfers. Except as set forth on the Disclosure Schedule, since the date of the Most Recent
Financial Statements, Imperial shall not have transferred, conveyed, disposed of and/or sold any Material assets, except in the Ordinary Course of Business other than the Excluded Assets.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

               (b) Conditions to Obligations of the Seller. The Obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

                    (i) Representations and Warranties. The representations and warranties set forth in Section 3(b) above shall be true and correct in all Material respects at and as of the Closing Date.
(ii) Covenants. The Buyer and the Parent shall have performed and complied with all of their respective covenants hereunder in all Material respects through the Closing.
(iii) Government Order, Injunction. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment order, decree, stipulation, injunction or charge would
(A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment order, decree, stipulation, injunction or charge shall be in effect).
(iv) Compliance Certificate. The Buyer shall have delivered to the Seller a certificate (without qualification as to knowledge or Materiality or otherwise) to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects.
(v) Governmental Approvals. The Parties and Imperial shall have received all other authorizations, consents, and approvals of Governmental Bodies including such authorizations, consents and approvals required under the HSR Act and set forth in the Disclosure Schedule.
(vi) Opinion of Buyer's Counsel. The Seller shall have received from counsel to the Buyer an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to the Seller and dated as of the Closing Date.
(vii)     Receipt of Buyer Customer DDI Sign-Off Letter. The
Seller shall have received, or be deemed to have received, the Buyer Customer DDI Sign-Off Letter within the time period fixed by the provisions of Section 7(a)(viii) hereof.

The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

          8.   Remedies for Breach of This Agreement.

               (a)  Survival.

                    (i)  Seller - General. All of the
          representations and warranties of the Seller contained in Section 4 above (other than the representations and warranties of the Seller contained in Sections 4(b),
          (h), (r) and (u) above) shall survive the Closing hereunder and continue in full force and effect for a period of one (1) year following the Closing Date.

                    (ii) Seller - Environmental. The representations and warranties of the Seller contained in Section 4(r) shall survive the Closing hereunder and continue in full force and effect for a period of three
          (3) years following the Closing Date.

                    (iii) Seller - Certain Other Representations and Warranties; Seller Covenants. The representations and warranties of the contained in
          Section 3(a) and Sections 4(b), (h) and (u) above, and the covenants of the Seller contained in this Agreement, including the indemnification obligation of the Seller created by the provisions of Section 8(b), shall survive the Closing and continue in full force and effect until and only until the expiration of the applicable statue of limitations.

                    (iv) Buyer - General. The representations and warranties of the Buyer and the Parent contained in
          Section 3(b) and the covenants of the Buyer and the Parent contained in this Agreement, including the indemnification obligation of the Buyer and the Parent created by the provisions of Section 8(d), shall survive the Closing and continue in full force and effect until and only until the expiration of the applicable statue of limitations.

                    (v) Prior Knowledge; Timeliness of Claims; Post-Claim Adverse Consequences. All of the representations and warranties of a Party shall survive the Closing hereunder even if any other Party knew or had reason to know of any misrepresentation or breach of warranty by that Party at the time of the Closing. Provided that a Party makes a written claim for indemnification against any other Party pursuant to the notice provisions of Section 10(g) below within the applicable survival period fixed by the provisions of
          Section 8(a): (A) such claim shall survive the expiration of the applicable survival period so fixed by the provisions of Section 8(a); and (B) except as expressly provided otherwise in this Section 8, such claim shall include any Adverse Consequences the other Party may suffer after the date of the claim for indemnification and/or after the end of the applicable survival period.

               (b)  Indemnification Provisions for Benefit of the Buyer.

          (i) Seller - General. Except as expressly provided otherwise in this Section 8, in the event that the Seller breaches any of its representations, warranties, agreements or covenants to the Buyer contained herein, subject to the provisions of Section 8(b)(ii), the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to or caused by any such breach. Without limiting the generality of the foregoing, the Seller agrees to indemnify the Buyer and Imperial from and against (A) all liability for Taxes of the Seller (other than Section 338 Taxes to the extent provided in Section 8(d)(i), below) and its Affiliates, including Imperial, for all Pre-Closing Tax Periods and for the portion of all Straddle Periods that ends on the Closing Date, including all Adverse Consequences suffered by the Buyer in connection with the determination and settlement of any such Seller liability for Taxes, (B) all Adverse Consequences suffered by the Buyer resulting from, arising out, relating to or caused by any of the Excluded Liabilities or any of the Excluded Assets, (C) the Seller's Portion of the Known Environmental Costs and (D) any Adverse Consequences suffered by the Buyer arising in any manner whatsoever out of the Johnson Agreement.
(ii) Seller - Monetary Liability Limitations. The Buyer shall not be entitled to indemnification under Section 8(b)(i) for breaches of the Seller's representations and warranties made in Section 4 hereof unless (and then, only to the extent that) the Buyer's aggregate Adverse Consequences by reason of such breaches exceed
$100,000. The Buyer shall also not be entitled to indemnification under Section 8(b)(i) for breaches of the Seller's representations and warranties made in (A) Section 4 (other than those contained in Sections 4(b), 4(h) and 4(u)) to the extent that the Buyer's aggregate Adverse Consequences by reason of such breaches exceed $2,600,000, and (B) in any other Section of this Agreement, including without limitation, Section 3(a) and Sections 4(b), 4(h) and 4(u), to the extent that the Buyer's aggregate Adverse Consequences by reason of such breaches when taken together with all Adverse Consequences subject to the limitations in the immediately preceding clause (A), exceed the amount of the Purchase Price (as adjusted pursuant to the provisions of Sections 2(c) and 2(g)). Finally, with respect to any matter for which a reserve or liability was established on the Audited Statement of Net Working Capital, the Buyer shall not be entitled to indemnification for any Adverse Consequences under
Section 8(b) to the extent of any such reserve or liability.

               (c)  THERE IS NO SECTION 8(c)

               (d)  Indemnification Provisions for Benefit of the Seller.

          (i) Buyer - General. Except as expressly provided otherwise in this Section 8 hereof, in the event the Buyer or the Parent breaches any of its representations, warranties and covenants contained herein, the Buyer and the Parent jointly and severally agree to indemnify the Seller from and against any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification, resulting from, arising out of, relating to or caused by the breach. Without limiting the generality of the foregoing, the Buyer and the Parent shall jointly and severally indemnify the Seller for (A) all liability for Non-Section 338 Taxes of the Buyer, the Parent and their subsidiaries, including Imperial, for all Post-Closing Tax Periods and for Taxes for the portion of all Straddle Periods after the Closing Date, (B) all liability for Section 338 Taxes properly due with any SAL Tax Returns to be filed in the States of Ohio and Texas, (C) all other Section 338 Taxes (but in no event more than $403,000) due with any Applicable SAL Tax Returns, (D) all of the Special Section 338 Gross-Up Amounts and Fees (but in no event more than $37,000), and (E) the Adverse Consequences to the Seller arising from or relating to a Known Environmental Matter (as defined in Section 6(l) above) in excess of the Seller's Portion of the Known Environmental Costs (as that term is defined in Section 6(l) above).

          (ii) Buyer - Monetary Liability Limitation. The Seller shall not be entitled to indemnification under Section 8(d)(i) for breaches of the Buyer's and the Parent's representations and warranties to the extent that the Seller's aggregate Adverse Consequences by reason of such breaches exceed the amount of the Purchase Price (as adjusted pursuant to the provisions of Section 2(b)).

               (e)  Matters Involving Third Party Claims.  If any third party shall notify any Party (the "Indemnified Party") with respect  to any  matter  which  may give rise to a claim for  indemnification against  any  other Party (the "Indemnifying Party")  under  this
Section  8  other  than Known Environmental  Third  Party  Claims
(which  shall be subject to the provisions of Section 6(l) above)
(a  "Third Party Claim"), then the Indemnified Party shall notify in  writing  each Indemnifying Party thereof promptly;  provided, however,  that no delay on the part of the Indemnified  Party  in notifying  any Indemnifying Party shall relieve the  Indemnifying
Party from any liability or obligation hereunder unless (and then solely  to the extent) the Indemnifying Party thereby is  damaged and  prejudiced from adequately defending such Third Party Claim.
In  the  event  any Indemnifying Party notifies  the  Indemnified
Party  within  thirty (30) days after the Indemnified  Party  has given notice of the Third Party Claim that the Indemnifying Party is  assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against that Third Party Claim  with counsel  of its choice reasonably satisfactory to the Indemnified
Party,  (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense and (iii) the Indemnified Party will not  consent  to  the entry of any judgment  or  enter  into  any settlement  with  respect to that Third Party Claim  without  the written consent of the Indemnifying Party (which consent may  not
be   unreasonably  withheld  or  delayed).   In  the   event   no
Indemnifying  Party  notifies in writing  the  Indemnified  Party within  thirty  (30) days after the Indemnified Party  has  given notice  of the Third Party Claim that the Indemnifying  Party  is assuming the defense thereof, however, the Indemnified Party  may defend against or enter into any settlement with respect to, that
Third   Party  Claim  in  any  manner  it  reasonably  may   deem
appropriate, and the Indemnifying Party shall be liable  for  the settlement amount of that Third Party Claim if and only if its is finally determined to be liable for such amount pursuant  to  the provisions of this Section 8.  At any time after commencement  of any such Third Party Claim, any Indemnifying Party may request an
Indemnified  Party  to accept a bona fide offer  from  the  other
Party(ies)  to  the  Third Party Claim for a monetary  settlement thereof payable solely by such Indemnifying Party (which does not
unreasonably  burden  or  restrict  the  Indemnified  Party   nor
otherwise prejudice it, him or her) whereupon such course of action shall be taken unless the Indemnified Party determines that such Third Party Claim should be continued, in which case the Indemnifying Party shall be liable to the Indemnified Party for indemnity hereunder in respect of that Third Party Claim only to the extent of the lesser of (A) the amount of the settlement offer or (B) the amount for which the Indemnified Party may be liable with respect to such Third Party Claim. In addition, the Party controlling the defense of any Third Party Claim shall deliver or cause to be delivered, to the other Party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of that Third Party Claim, and timely notices of, and the right to participate in (as an observer) any hearing or other court proceeding relating to that Third Party Claim.

               (f) Determination of Loss. The Parties shall make appropriate adjustments for Tax benefits and insurance proceeds (reasonably certain of receipt and utility in each case) in determining the amount of any Adverse Consequence or loss for purposes of this Agreement.

               (g) Exclusive Remedy. Except as set forth in Section 8(i), the Parties acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of the Parties for any claim or action arising out of any breach of this Agreement or relating to the transactions contemplated hereby.

               (h) Payment. The Indemnifying Party shall promptly pay to the Indemnified Party as may be entitled to indemnity hereunder in cash the amount of any Adverse Consequences to which such Indemnified Party may become entitled to by reason of the provisions of this Agreement if and when it has been finally determined that the Indemnifying Party is liable for such amount in accordance with the provisions of Section 8(j) hereof.

               (i) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any Party may have for intentional fraud.

                 (j) Arbitration with Respect to Certain Indemnification Matters. For purposes of this Section 8(j), the Buyer and the Parent shall be deemed to be one and the same Party. Except as expressly provided otherwise elsewhere in this Agreement, the Parties agree to submit to arbitration, in accordance with these provisions, any disputed claim or controversy arising from or related to the alleged breach of this Agreement or any disputed indemnification claim made pursuant to the provisions of this Section 8. The Parties further agree that the arbitration process agreed upon herein shall be the exclusive means for resolving all disputes made subject to arbitration herein, but that no arbitrator shall have authority to expand the scope of these arbitration provisions. Any arbitration hereunder shall be conducted under the procedures of the American Arbitration Association (the "AAA"). Any Party may invoke the following arbitration procedures fixed by the provisions of this
Section  8(j)  by  written  notice for arbitration  containing  a statement of the matter to be arbitrated, and any disputed matter, controversy or indemnification claim so submitted hereunder is hereinafter referred to as an "Arbitration"). Each Arbitration hereunder shall be conducted in accordance with the following procedures.

                 (i) The Arbitration shall be conducted in Cincinnati, Ohio.

               (ii) The governing law shall be Ohio.

                (ii) The Arbitration shall be conducted by a mutually agreeable, neutral arbitrator who, in the case of any arbitration the subject matter of which is related to accounting matters, shall have extensive knowledge of accounting matters (the "Arbitrator"). Within fourteen (14) days following written notice of arbitration, the Parties shall prepare and submit to the AAA a joint submission, with each Party to contribute half of the appropriate administrative fee. In the event the Parties cannot mutually agree upon a neutral arbitrator within that fourteen (14) day period, their joint submission to the AAA shall request a panel of three arbitrators who are practicing attorneys with professional experience in the field of corporate law, and the Parties shall attempt to select an Arbitrator from the panel according to AAA procedures.

               (iv) Each Party shall be responsible for its costs incurred in any Arbitration, and the Arbitrator shall not have authority to include all or any portion of said costs in an award, regardless of' which Party prevails.

               (v)  In the conduct of the Arbitration:

                    (A)    each   Party  shall  be  entitled   to
               discovery pursuant to the Federal Rules  of  Civil
               Procedure; and

                    (B)   evidence shall be competent only if  it
               is admissible in evidence, under the Federal Rules of Evidence.


               (vi) The award of the Arbitrator shall be rendered "baseball style," such that the award by the Arbitrator shall be only (A) as requested by one Party or (B) as requested by the other Party; provided that the legal and accounting fees incurred in connection with the Arbitration by the Party whose award request is accepted by the Arbitrator shall be paid by the Party whose reward request is rejected by the Arbitrator, as soon as practicable after receipt of the appropriate supporting invoice.

               (vii) Any Arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. Judgement upon any award may be entered in a court of competent jurisdiction.

               (k) Adjustment to Purchase Price. Any payment under this Section 8 shall be treated for tax purposes as an adjustment of the Purchase Price to the extent such characterization is proper and permissible under relevant Tax authorities, including court decisions, statutes, regulations and administrative promulgations.

          9.   Termination.

               (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

     (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;
(ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller is in breach of any representation, warranty or covenant contained in this Agreement and such breach, if curable, has not been cured within fifteen (15) days of written notice thereof, and the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement and such breach has not been cured within fifteen (15) days of written notice thereof;
(iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before October 15, 2000 by reason of the failure of any condition precedent under
Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); or
(iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before October 15, 2000 by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement).

Nothing contained in this Section 9(a) shall alter, affect, modify or restrict any of the Parties' rights to rely on and/or seek indemnification for a breach of any of the representations and warranties and/or conditions or covenants of any of the Parties contained in this Agreement.

               (b) Effect of Termination. If either the Buyer or the Seller terminates this Agreement pursuant to Section 9(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, except as provided in Sections 7(a)(viii) and (xi), if applicable.

          10.  Miscellaneous.

               (a) Press Releases and Announcements. Attached hereto as Exhibit D and Exhibit E, respectively, are the form of the press release  each of the Seller, on the one hand, and the Parent  and the  Buyer, on the other hand, will issue promptly following  the date  hereof. Except as may be required by applicable  securities laws  or  stock exchange requirements, no Party shall  issue  any other  press  release  or announcement relating  to  the  subject matter  of  this  Agreement prior to, at  or  about  the  Closing without  the prior written approval of the Buyer and the  Seller,
which   written  approval  will  not  be  unreasonably  withheld;
provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Parties prior to making the disclosure).

               (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

               (c) Entire Agreement. This Agreement (including the documents referred to herein), and that certain letter agreement dated the day preceding the date of this Agreement between the Buyer and the Seller related to certain Designated Imperial Customers, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

               (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests or obligations hereunder without the prior written approval of the Buyer, the Parent and the Seller; provided, however, that the Buyer or the Parent may (i) assign any or all of its rights and interests hereunder to another wholly-owned
Subsidiary of the Parent (but not its obligations, without the consent of the Seller, which consent shall not be unreasonably delayed or withheld) and (ii) assign its rights to indemnity hereunder as additional collateral to its lenders.

               (e)  Facsimile/Counterparts.  This Agreement may be executed in one  or  more  counterparts, each of which  shall  be  deemed  an original  but all of which together will constitute one  and  the same instrument.  A facsimile, telecopy or other reproduction  of this  Agreement  may be executed by one or more Parties,  and  an executed copy of this Agreement may be delivered by one  or  more
Parties   by   facsimile  or  similar  instantaneous   electronic
transmission  device pursuant to which the  signature  of  or  on behalf of such Party can be seen, and such execution and delivery
shall  be  considered  valid,  binding  and  effective  for   all
purposes.   At  the  request of any Party, all Parties  agree  to
execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

               (f) Headings. The section, paragraph and subparagraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (g)  Notices.  All notices, requests, demands, claims, and other
communications  hereunder  will  be  in  writing.   Any   notice,
request, demand, claim or other communication hereunder shall be deemed duly given if (and then three (3) days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to Buyer or Parent:

          c/o Sovereign Specialty Chemicals, Inc.
               W. Washington Street
               Suite 2200
               Chicago, Illinois  60606
               Attn:     Louis Pace
                    Vice President
               Tel: (312) 419-7100
               Fax: (312) 419-7151

     with a copy to:

               Robert I. Schwimmer, Esq.
               McBride Baker & Coles
               500 West Madison,

               40th Floor Chicago, Illinois 60661
               Tel: (312) 715-5791
               Fax: (312) 993-9350

     If to Seller or Imperial:

          c/o NS Group, Inc.
               530 W. Ninth Street
               Newport, Kentucky  41071
               Attn:     Thomas J. Depenbrock
               Tel: (606) 292-6809
               Fax: (606) 292-0593

     with a copy to:
               William Seabaugh, Esq.
               Bryan Cave, LLP
               211 North Broadway
               St. Louis, Missouri  63012
               Tel: (314) 259-2000
               Fax: (314) 259-2020

     Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

               (h) Submission to Jurisdiction. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and be governed by the laws of the State of Ohio, without  regard  to  any applicable conflict of  law  principles.
Except  as  provided  in  Section  8(i),  any  legal  action   or
proceeding against any of the Parties with respect to this Agreement may be brought and enforced:

                    (i) if the Party bringing the legal action or proceeding is the Seller, in a federal or state court located in the Circuit Court of Cook County of the State of Illinois or in the District Court of the United States of America for the Northern District of Illinois, and by execution and delivery of this Agreement, in either case each of the Parties hereby irrevocably accepts for itself and in respect of its property, generally, irrevocably and unconditionally, the jurisdiction of the aforesaid courts; and

                    (ii) if the Party bringing the legal action or proceeding is the Buyer or the Parent, in a federal or state court located in the Court of Common Pleas of Hamilton County of the State of Ohio or in the District Court of the United States of America for Southern District of Ohio, and by execution and delivery of this Agreement, in either case each of the Parties hereby irrevocably accepts for itself and in respect of its property, generally, irrevocably and unconditionally, the jurisdiction of the aforesaid courts.

Each of the Parties agree that a judgment, after exhaustion of all available appeals, in any such action or proceedings shall be conclusive and binding upon them, and may be enforced in any other jurisdiction by a suit upon such judgment, a certified copy of which shall be conclusive evidenced of this judgment. In the instance where the provisions of Section 10(h)(i) apply, each of the Parties hereby waives irrevocably, to the fullest extent permitted by law, any objection to the laying of venue in Chicago, Illinois or any claim of inconvenient forum in respect of any such action in Chicago, Illinois to which it might otherwise now or hereafter be entitled in any actions arising out of or based on this Agreement; and in the instance where the provisions of Section 10(h)(ii) apply, each of the Parties hereby waives irrevocably, to the fullest extent permitted by law, any objection to the laying of venue in Cincinnati, Ohio or any claim of inconvenient forum in respect of any such action in Cincinnati, Ohio to which it might otherwise now or hereafter be entitled in any actions arising out of or based on this Agreement.

               (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall  not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability  of the  offending term or provision in any other situation or in any
other  jurisdiction.   If  the  final  judgment  of  a  court  of
competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

               (k)  Expenses.  Each of the Parties and Imperial will bear its own  costs  and expenses (including legal fees and  expenses  and
investment  banking  fees)  incurred  in  connection  with   this
Agreement  and the transactions contemplated hereby.   Except  as
paid  out of the cash of Imperial or reflected as a liability  on
the   Audited  Statement  of  Net  Working  Capital,  the  Seller
acknowledges and agrees that Imperial has not borne or  will  not bear any of the Seller's costs and expenses (including any of its
legal   fees  and  expenses  and  investment  banking  fees)   in
connection with this Agreement or any of the transactions contemplated hereby.

               (l) Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual  intent,  and  no  rule of strict  construction  shall  be applied against any Party.  Any reference to any federal,  state, local or foreign statute or law shall be deemed also to refer  to all  rules  and  regulations promulgated thereunder,  unless  the
context  requires  otherwise.   The  Parties  intend  that   each
representation,  warranty, and covenant  contained  herein  shall have  independent  significance.  If any Party has  breached  any representation, warranty or covenant relating to the same subject
matter   as  any  other  representation,  warranty  or   covenant
(regardless of the relative levels of specificity) which the Party has not breached, it shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

               (m) Incorporation of Exhibits, Annexes and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

               (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event  any  of the provisions of this Agreement are not performed
in   accordance  with  their  specific  terms  or  otherwise  are breached.  Accordingly, each of the Parties agrees that the other
Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                BUYER:

                                MINI CROWN FUNDING CORP.


                                By:
                                  Name:
                                  Title:


                                PARENT:


                                SOVEREIGN SPECIALTY CHEMICALS,
                                INC.


                                By:
                                  Name:
                                  Title:


                                IMPERIAL:

                                IMPERIAL ADHESIVES, INC.


                                By:
                                  Name:
                                  Title:


                                SELLER:

                                NS GROUP, INC.


                                By:
                                  Name:
                                  Title:

1100483